Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

TOWNEBANK,

CARDINAL SUB, INC.,

VILLAGE BANK AND TRUST FINANCIAL CORP.

and

VILLAGE BANK

September 23, 2024

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5.13	Takeover Laws.	55
5.14	Change of Method.	55
5.15	Certain Policies.	55
5.16	Assumption of Debt Obligations and Trust Preferred Capital Securities.	55
5.17	Litigation and Claims.	56

ARTICLE 6 CONDITIONS TO THE MERGER		56
6.1	General Conditions.	56
6.2	Conditions to Obligations of Towne and Towne Merger Sub.	57
6.3	Conditions to Obligations of Holding Company and Bank Subsidiary.	57

ARTICLE 7 TERMINATION		58
7.1	Termination.	58
7.2	Effect of Termination.	61
7.3	Non-Survival of Representations, Warranties and Covenants.	61
7.4	Fees and Expenses.	61

ARTICLE 8 GENERAL PROVISIONS		63
8.1	Entire Agreement.	63
8.2	Binding Effect; No Third Party Rights.	63
8.3	Waiver and Amendment.	63
8.4	Governing Law.	63
8.5	Notices.	63
8.6	Counterparts.	65
8.7	Confidential Supervisory Information.	65
8.8	Waiver of Jury Trial.	65
8.9	Severability.	65
8.10	Interpretation; Global Terms.	66
8.11	Delivery by Facsimile or Electronic Transmission.	66

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger
EXHIBIT 1.2	Second Step Plan of Merger
EXHIBIT 1.3	Bank Plan of Merger
EXHIBIT 5.8	Form of Affiliate Agreement
EXHIBIT 5.9	Form of Noncompetition Agreement

INDEX OF DEFINED TERMS

ACA	Section 3.3(m)(ii)
Acquisition Proposal	Section 5.5(c)
Affiliate Agreements	Section 5.8
Agreement	Recitals
Bank Merger	Recitals
Bank Merger Effective Time	Section 1.4
Bank Plan of Merger	Section 1.4
Bank Reports	Section 3.3(f)
Bank Subsidiary	Recitals
CARES Act	Section 3.3(p)(x)
Change of Recommendation	Section 5.5(e)
Closing Date	Section 1.5(a)
Code	Section 2.4
Computer Systems	Section 3.3(aa)(i)
CRA	Section 3.3(j)(i)
Credit Loss Allowance	Section 3.3(p)(iii)
Default	Section 3.3(p)(xiii)
Derivative Contract	Section 3.3(t)
Disclosure Letter	Section 3.1
Dissenting Shares	Section 2.5
Effective Time	Section 1.1
Environmental Claim	Section 3.3(q)(v)(A)
Environmental Laws	Section 3.3(q)(v)(B)
ERISA	Section 3.3(m)(i)
ERISA Affiliate	Section 3.3(m)(i)
Exchange Act	Section 3.3(e)(i)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
FDIC	Section 3.3(a)(ii)
Financial Statements	Section 3.3(e)(ii)
GAAP	Section 3.3(e)(ii)
Governmental Authority	Section 3.3(c)(iii)
Holding Company	Recitals
Holding Company Articles Amendment	Section 1.3
Holding Company Benefit Plans	Section 3.3(m)(i)
Holding Company Book-Entry Shares	Section 2.1(d)
Holding Company Common Certificate	Section 2.1(d)
Holding Company Common Stock	Section 2.1(b)
Holding Company Contract(s)	Section 3.3(i)(i)
Holding Company Continuing Director	Section 1.7(a)
Holding Company Continuing Employees	Section 5.10(a)
Holding Company Notes	Section 5.16
Holding Company Recommendation	Section 5.3
Holding Company Regulatory Agencies	Section 3.3(f)
Holding Company Shareholder Approvals	Section 3.3(c)(i)

Holding Company Shareholders Meeting	Section 5.3
Holding Company Stock Award	Section 2.3
Holding Company Stock Plan	Section 2.3
Holding Company Subsidiary(ies)	Section 3.3(b)(i)
Holding Company Technology Systems	Section 3.3(s)
Intellectual Property	Section 3.3(s)
IRS	Section 3.3(m)(ii)
Knowledge	Section 3.2(c)
Loan	Section 3.3(p)(xiii)
Material Adverse Effect	Section 3.2(b)
Materially Burdensome Regulatory Condition	Section 6.1(b)
Materials of Environmental Concern	Section 3.3(q)(v)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)
Merger Sub Common Stock	Section 2.1(c)
Noncompetition Agreements	Section 5.9
OREO	Section 3.3(p)(iv)
Organizational Documents	Section 3.3(a)(i)
Pandemic	Section 3.2(c)
Permitted Liens	Section 3.3(l)(ii)
Personal Data	Section 3.4(h)(iv)
Plan of Merger	Section 1.1
PPP	Section 3.3(p)(x)
Proceedings	Section 3.3(j)(i)
Proxy Statement	Section 3.3(c)(iii)
Real Property	Section 3.3(l)(i)
Regulatory Approvals	Section 3.3(c)(iii)
Rights	Section 3.3(d)(i)
Sarbanes-Oxley Act	Section 3.3(e)(i)
SEC	Section 3.3(c)(iii)
SEC Reports	Section 3.3(e)(i)
Second Step Merger	Recitals
Second Step Merger Effective Time	Section 1.2
Second Step Plan of Merger	Section 1.2
Securities Act	Section 3.3(d)(iii)
Securities Documents	Section 3.4(d)(i)
Superior Proposal	Section 5.5(d)
Tax(es)	Section 3.3(k)(vii)
Tax Return	Section 3.3(k)(viii)
Termination Fee	Section 7.4(b)
Towne	Recitals
Towne Benefit Plan(s)	Section 5.10(a)
Towne Common Stock	Section 2.1(a)
Towne Merger Sub	Recitals
Towne Regulatory Agencies	Section 3.4(e)
Towne Subsidiary(ies)	Section 3.4(b)

Transaction	Recitals
Treasury Regulations	Section 3.3(k)(iii)
Unpaid Cash Dividends	Section 2.1(b)
VA SCC	Section 1.1
VSCA	Section 1.1

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of September 23, 2024, by and among TowneBank, a Virginia banking corporation (“Towne”), Cardinal Sub, Inc., a Virginia corporation and wholly owned subsidiary of Towne (“Towne Merger Sub”), Village Bank and Trust Financial Corp., a Virginia corporation (“Holding Company”), and Village Bank, a Virginia banking corporation and wholly owned subsidiary of Holding Company (“Bank Subsidiary”).

WHEREAS, the Boards of Directors of Towne, Towne Merger Sub, Holding Company and Bank Subsidiary have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein, including the merger of Towne Merger Sub with and into Holding Company (the “Merger”), the merger of Holding Company with and into Towne immediately after the Merger (the “Second Step Merger”), and the merger of Bank Subsidiary with and into Towne immediately after the Second Step Merger (the “Bank Merger” and, together with the Merger and the Second Step Merger, the “Transaction”); and

WHEREAS, the Boards of Directors of Towne, Towne Merger Sub, Holding Company and Bank Subsidiary have each determined that the Transaction is consistent with, and will further, their respective business strategies and goals.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Transaction and Related Matters

1.1The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Towne Merger Sub shall merge with and into Holding Company pursuant to the Plan of Merger substantially in the form attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of Towne Merger Sub thereupon shall cease, and Holding Company will be the surviving corporation in the Merger. The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission (the “VA SCC”), as provided in Section 13.1-720 of the VSCA, effecting the Merger (the “Effective Time”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Time to occur as soon as practicable after all required regulatory and shareholder approvals to consummate the Merger have been received.

1.2The Second Step Merger.

Subject to the terms and conditions of this Agreement, immediately after the Effective Time, Holding Company shall merge with and into Towne pursuant to the Second Step Plan of Merger substantially in the form attached hereto as Exhibit 1.2 and made a part hereof (the “Second Step Plan of Merger”). The separate corporate existence of Holding Company thereupon shall cease, and Towne will be the surviving corporation in the Second Step Merger. The Second Step Merger will have the effect set forth in Section 13.1-721 of the VSCA. The Second Step Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the VA SCC, as provided in Section 13.1-720 of the VSCA, effecting the Second Step Merger (the “Second Step Merger Effective Time”).

1.3Amendment of Holding Company Articles.

Subject to the provisions of this Agreement, and the receipt of the Holding Company Shareholder Approvals, immediately before the Second Step Merger Effective Time, Holding Company shall amend Article II of Holding Company’s Articles of Incorporation to read as follows (the “Holding Company Articles Amendment”) to enable the Holding Company to merge with and into Towne under Virginia law at the Second Step Merger Effective Time: “The purpose of the Corporation is to transact banking business and trust business and any or all lawful business related or incidental thereto, and such other lawful business not required to be stated in the Articles of Incorporation in which a Virginia chartered banking corporation may engage under the laws of the Commonwealth of Virginia, as amended from time to time.”

1.4The Bank Merger.

Subject to the terms and conditions of this Agreement, immediately after the Second Step Merger Effective Time, Bank Subsidiary will be merged with and into Towne pursuant to the Bank Plan of Merger substantially in the form attached hereto as Exhibit 1.3 and made a part hereof (the “Bank Plan of Merger”). The separate corporate existence of Bank Subsidiary thereupon shall cease, and Towne will be the surviving corporation in the Bank Merger. The Bank Merger will have the effect set forth in Section 13.1-721 of the VSCA. The Bank Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the VA SCC, as provided in Section 13.1-720 of the VSCA, effecting the Bank Merger (the “Bank Merger Effective Time”).

1.5Closing.

(a)Subject to the terms and conditions of this Agreement, the closing of the Transaction will take place at 10:00 a.m. Eastern Time at the corporate office headquarters of Towne on a date mutually agreed to by the parties and which shall be held at or before the Effective Time (the “Closing Date”). All documents required by this Agreement to be delivered at or before the Effective Time will be exchanged by the parties on the Closing Date.

(b)At or after the Closing Date, (i) to effect the Merger, Towne Merger Sub and Holding Company will execute and deliver Articles of Merger containing the Plan of Merger to the VA SCC, (ii) to effect the Second Step Merger, Towne and Holding Company will execute and deliver Articles of Merger containing the Second Step Plan of Merger to the VA SCC, and

(iii) to effect the Bank Merger, Towne and Bank Subsidiary will execute and deliver Articles of Merger containing the Bank Plan of Merger to the VA SCC.

1.6Articles of Incorporation and Bylaws of Towne.

(a)The Articles of Incorporation of Towne as in effect immediately prior to the Effective Time will be the Articles of Incorporation of Towne at and after the Bank Merger Effective Time until thereafter amended in accordance with applicable law.

(b)The Bylaws of Towne as in effect immediately prior to the Effective Time will be the Bylaws of Towne at and after the Bank Merger Effective Time until thereafter amended in accordance with applicable law.

1.7Governance.(a)At the Bank Merger Effective Time, Towne shall cause one current member of the Holding Company Board of Directors (the “Holding Company Continuing Director”) to be appointed to the Board of Directors of Towne to serve in such capacity until the next annual meeting of the shareholders of Towne following the Bank Merger Effective Time. Towne shall select the Holding Company Continuing Director in its sole and absolute discretion and in compliance with Towne’s Organizational Documents and corporate governance guidelines, and subject to compliance by the Board of Directors of Towne with its fiduciary duties. Towne shall nominate and recommend the Holding Company Continuing Director for reelection to the Board of Directors of Towne at the first annual meeting of the shareholders of Towne following the Bank Merger Effective Time, and Towne’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of Towne that its shareholders vote to reelect the Holding Company Continuing Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of Towne, subject to compliance by the Board of Directors of Towne with its fiduciary duties and compliance with Towne’s Organizational Documents and corporate governance guidelines.

(b)At the Bank Merger Effective Time, each of the current members of Board of Directors of Holding Company will be invited to join an advisory Richmond or Chesterfield regional board of directors of Towne. Membership on the regional boards shall be conditional upon each director of Holding Company executing an agreement providing that such person will not engage in activities competitive with Towne until the later of the date that is two (2) years following the Bank Merger Effective Time or the date on which he or she ceases to be a member of a Towne regional advisory board.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Towne, Towne Merger Sub or Holding Company or their respective shareholders:

(a)Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”) that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)Except as described in Sections 2.1(e) and 2.5, each share of common stock, par value $4.00 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Time shall be converted in accordance with the procedures set forth in this Agreement, into the right to receive $80.25, without interest, in cash, (the “Merger Consideration”) and any dividends with respect to such Holding Company Common Stock with a record date occurring prior to the Effective Time that were declared by the Holding Company in accordance with the terms of this Agreement prior to, and which remain unpaid at, the Effective Time (“Unpaid Cash Dividends”). All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and shall thereafter have no rights with respect thereto except the right to receive the Merger Consideration and Unpaid Cash Dividends described in this Section 2.1(b).

(c)Each share of common stock, no par value per share, of Towne Merger Sub (“Merger Sub Common Stock”) that is issued and outstanding immediately before the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, par value $4.00 per share, of Holding Company.

(d)Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) and the non-certificated shares of Holding Company Common Stock (the “Holding Company Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each share of Holding Company Common Stock the Merger Consideration and any Unpaid Cash Dividends (without interest) upon the surrender of such Holding Company Common Certificate or Holding Company Book-Entry Shares in accordance with Section 2.2.

(e)Each share of Holding Company Common Stock held by any party hereto and each share of Towne Common Stock held by Holding Company or any of the Holding Company Subsidiaries prior to the Effective Time (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor; provided, that such shares of Towne Common Stock shall resume the status of authorized and unissued shares of Towne Common Stock.

2.2Exchange Procedures.

(a)On or before the Closing Date, Towne shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Towne (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates and the holders of Holding Company Book-Entry Shares, a cash amount in immediately available funds sufficient to pay the aggregate Merger Consideration and Unpaid Cash Dividends payable under Section 2.1 (the “Exchange Fund”), in exchange for the Holding Company Common Certificates and Holding Company Book-Entry Shares.

(b)As promptly as practicable after the Effective Time, Towne shall cause the Exchange Agent to send to each former shareholder of record of Holding Company immediately before the Effective Time transmittal materials for use in exchanging such shareholder’s Holding Company Common Certificates or Holding Company Book-Entry Shares for the Merger Consideration and Unpaid Cash Dividends, as provided for herein.

(c)Towne shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Time, and any Unpaid Cash Dividends that a Holding Company shareholder is entitled to receive, to be paid to such Holding Company shareholder upon proper surrender to the Exchange Agent of Holding Company Common Certificates and Holding Company Book-Entry Shares representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any Unpaid Cash Dividends.

(d)Any Holding Company shareholder whose Holding Company Common Certificates or Holding Company Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and any Unpaid Cash Dividends to which such shareholder shall be entitled in accordance with Section 2.1(b) (without interest) upon compliance with reasonable conditions imposed by Towne pursuant to applicable law and as required in accordance with Towne’s standard policy (including the requirement that the shareholder furnish customary indemnity).

(e)Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Towne, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Holding Company Common Certificates or Holding Company Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to Towne.

(f)Any portion of the Exchange Fund that remains unclaimed by the shareholders of Holding Company for twelve (12) months after the Effective Time shall be returned to Towne (together with any earnings in respect thereof). Any shareholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Towne, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such shareholder held as of the close of business at the Effective Time as determined pursuant to this Agreement, without any interest thereon.

(g)None of the Exchange Agent, the parties hereto, the Towne Subsidiaries nor the Holding Company Subsidiaries shall be liable to any shareholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3Holding Company Equity-Based Awards.

At the Effective Time, each restricted stock award granted under an equity or equity-based compensation plan of Holding Company (a “Holding Company Stock Plan”) that is unvested or contingent and outstanding immediately prior to the Effective Time, including for this purpose any outstanding, unvested performance-based restricted stock unit awards assuming target performance (a “Holding Company Stock Award”) shall be, if not already vested pursuant to its terms, vested fully and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to this Agreement in respect of each share of Holding Company Common Stock underlying such Holding Company Stock Award, and the shares of Holding Company Common Stock subject to such Holding Company Stock Award will be treated in the same manner as all other shares of Holding Company Common Stock for such purposes.

2.4Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.5Appraisal Rights.

Any holder of shares of Holding Company Common Stock who perfects such holder’s appraisal rights in accordance with Article 15 of the VSCA shall be entitled to receive from Towne, in lieu of the Merger Consideration, the appraised value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to Holding Company or Towne the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”). In the event that after the Effective Time a dissenting shareholder of Holding Company fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Towne shall direct the Exchange Agent to issue and deliver the consideration to which such holder of shares of Holding Company Common Stock is otherwise entitled under this Article 2 (without interest) upon surrender by such holder of the applicable Holding Company Common Certificates or Holding Company Book-Entry Shares.

ARTICLE 3

Representations and Warranties

3.1Disclosure Letter.

On or before the date of this Agreement, Holding Company has delivered to Towne a letter and Towne has delivered to Holding Company a letter (each respectively, its “Disclosure Letter”) setting forth, among other things, the disclosure of items that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 3.3 or 3.4 or to one or more covenants or agreements contained in Article 4 or 5; provided that, (i) no such item is required to be set forth in a Disclosure Letter as an exception to any representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Letter, such item is reasonably likely to result in a Material Adverse Effect. Information disclosed under one section of a Disclosure Letter shall be deemed to qualify (i) any sections of the Agreement specifically referenced or cross-referenced therein and (ii) other sections of the Agreement to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections and contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other sections.

3.2Standard.

(a)No representation or warranty of Holding Company or Bank Subsidiary on the one hand or Towne on the other hand contained in Article 3 (other than the representations and warranties contained in (i) Section 3.3(c)(i) for Holding Company and Bank Subsidiary, and Section 3.4(c)(i) for Towne, which shall be true in all material respects to it, and (ii) Sections 3.3(c)(ii)(A), 3.3(d) (other than inaccuracies that are de minimis in amount and effect) and 3.3(g)(ii) for Holding Company and Bank Subsidiary, and Sections 3.4(c)(ii)(A) and 3.4(f)(ii), for Towne, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.

(b)The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries (meaning the

Holding Company Subsidiaries as defined in Section 3.3(b) or the Towne Subsidiaries as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws, rules or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Towne, the Towne Subsidiaries, Holding Company or the Holding Company Subsidiaries (including any such changes arising out of the Pandemic), (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or acts of terrorism which involves the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the Pandemic), or the material worsening of such conditions threatened or existing as of the date of this Agreement (including any such changes arising out of the Pandemic), or (G) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or other internal financial forecasts, but not including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) through (F); except, with respect to clauses (A), (B), (C) or (F), to the extent that the impact of such change is materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party hereto and its Subsidiaries, taken as a whole, as compared to other comparable companies in the commercial banking industry.

(c)As used in this Agreement, (i) the term “Pandemic” shall mean any outbreaks, epidemics or pandemics relating to COVID-19, or any variants or mutations thereof, or any other viruses, and the governmental and other responses thereto, (ii) the term “ordinary course,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic, and (iii) the term “Knowledge” when used with respect to a party means the actual knowledge and belief, after due inquiry, of such party’s executive officers. For the purpose of the term Knowledge, “executive officer” shall mean (y) with respect to Towne, those individuals set forth on Section 3.2(c) of Towne’s Disclosure Letter, and (z) with respect to Holding Company and any Holding Company Subsidiary, those individuals set forth on Section 3.2(c) of Holding Company’s Disclosure Letter.

3.3Representations and Warranties of Holding Company and Bank Subsidiary.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in Holding Company’s Disclosure Letter, Holding Company and Bank Subsidiary hereby jointly and severally represent and warrant to Towne as follows:

(a)Organization, Standing and Power.

(i)Holding Company is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Holding Company has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. Holding Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. True and complete copies of the articles of incorporation, articles of organization, bylaws or other similar governing instruments (“Organizational Documents”) of Holding Company, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(i) of Holding Company’s Disclosure Letter.

(ii)Bank Subsidiary, a wholly owned subsidiary of Holding Company, is a Virginia state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own, lease and operate its assets, properties and business. Bank Subsidiary’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no Proceedings for the termination of such insurance are pending or threatened. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. True and complete copies of the Organizational Documents of Bank Subsidiary, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(ii) of Holding Company’s Disclosure Letter.

(iii)The minute books of Holding Company and the Holding Company Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of Holding Company and the Holding Company Subsidiaries contain complete and accurate records of the record ownership of the equity securities of Holding Company and the Holding Company Subsidiaries.

(b)Subsidiaries.

(i)Each Holding Company Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Holding Company on a consolidated basis. The outstanding shares of capital stock or equity interests of each Holding Company Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and, except as set forth in Section 3.3(b)(i) of Holding Company’s Disclosure Letter, all such shares or equity interests are directly or indirectly owned by Holding Company free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any Holding Company Subsidiary and there are no agreements, understandings or commitments relating to the right of Holding Company to vote or to dispose of the capital stock or equity interests of any Holding Company Subsidiary. There are no restrictions on the ability of any Holding Company Subsidiary to pay dividends or distributions except as set forth in Section 13.1-653 of the VSCA and, in the case of a Holding Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. A true and complete list of each direct and indirect Holding Company Subsidiary as of the date hereof is set forth in Section 3.3(b)(i) of Holding Company’s Disclosure Letter that shows the jurisdiction of organization of each Holding Company Subsidiary, its form of organization (corporation, limited liability company, statutory trust, etc.), and lists the owner(s) and percentage ownership (direct or indirect) of each Holding Company Subsidiary. Section 3.3(b)(i) of Holding Company’s Disclosure Letter also lists any corporation, bank or other business organization of which it or any Holding Company Subsidiary owns, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests, and shows the jurisdiction of organization, form of organization, and lists the owner(s), number of shares or other equity interests held and percentage ownership (direct or indirect) of each such entity. As used herein, the term “Holding Company Subsidiary” means any corporation, bank or other business organization, whether incorporated or unincorporated, as to which the Holding Company or any Holding Company Subsidiary owns or controls, directly or indirectly, at least a majority of the securities or other interests that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, bank or other business organization.

(ii)Except as set forth in Section 3.3(b)(ii) of Holding Company’s Disclosure Letter, neither Holding Company nor any of the Holding Company Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any corporation, bank or other organization actively engaged in business, or any interest in a partnership or joint venture of any kind.

(c)Authority; No Breach of the Agreement.

(i)Each of Holding Company and Bank Subsidiary has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the Holding Company Shareholder Approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Holding Company and Bank Subsidiary, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Holding Company and Bank Subsidiary, respectively, subject only to the receipt of the approval of this Agreement and the Plan of Merger and the Holding Company Articles Amendment by the holders of a majority of the outstanding shares of Holding Company Common Stock (the “Holding Company Shareholder Approvals”). This Agreement is a valid and legally binding obligation of Holding Company and Bank Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii)Neither the execution and delivery of this Agreement by Holding Company and Bank Subsidiary, nor the consummation by Holding Company and Bank Subsidiary of the transactions contemplated hereby, nor compliance by Holding Company and Bank Subsidiary with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Holding Company or Bank Subsidiary; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Holding Company or any Holding Company Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which Holding Company or any Holding Company Subsidiary is a party or by which Holding Company or any Holding Company Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required shareholder approvals and the receipt, or the making, of the consents, approvals, waivers and filings referred to in subsection 3.3(c)(iii) and the expiration of related waiting periods, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holding Company or any Holding Company Subsidiary.

(iii)Except for (A) the filing of any required applications, filings or notices with the Governmental Authorities and the receipt of any permits, consents, approvals and authorizations of the Governmental Authorities and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”), (B) the filing of Articles of Merger with the VA SCC to effect the Merger, (C) the filing of Articles of Amendment with the VA SCC to effect the Holding Company Articles Amendment, (D) the filing of Articles of Merger with the VA SCC to effect the Second Step Merger, (E) the filing of the Articles of Merger with the VA SCC to effect the Bank Merger, and (F) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form (including any amendments or supplements thereto, and other proxy solicitation materials of Holding

Company constituting a part thereof, the “Proxy Statement”) relating to the Holding Company Shareholders Meeting, no consents or approvals of or notices to or filings with any Governmental Authority are necessary in connection with the execution and delivery of this Agreement and the consummation by Holding Company of the Merger and the Second Step Merger and Bank Subsidiary of the Bank Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither Holding Company nor Bank Subsidiary is aware of any facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals or any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Transaction. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, including but not limited to the FDIC, the VA SCC and the Bureau of Financial Institutions of the VA SCC.

(d)Holding Company Capital Stock.

(i)The authorized capital stock of Holding Company consists of 10,000,000 shares of Holding Company Common Stock, of which 1,495,160 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, par value $4.00 per share, none of which are issued and outstanding as of the date of this Agreement. All outstanding shares of Holding Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. All shares of Holding Company’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws. As of the date of this Agreement, 15,607 shares of Holding Company Common Stock are subject to unvested restricted stock awards granted under a Holding Company Stock Plan. As of the date of this Agreement, there are no shares of capital stock of Holding Company reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Holding Company is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a Holding Company Stock Plan and as set forth in Section 3.3(d)(i) of Holding Company’s Disclosure Letter, which sets forth for each such Right, as applicable, the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of Holding Company Common Stock, or any other security of Holding Company, subject to such award, and (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement.

(ii)Section 3.3(d)(ii) of Holding Company’s Disclosure Letter sets forth, as of September 19, 2024, the name and address, as reflected on the books and records of Holding Company, of each holder of record, and the number of shares of Holding Company Common Stock held by each such holder.

(iii)No bonds, debentures, notes, or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Holding Company or Bank Subsidiary may vote are issued or outstanding. There are no contracts pursuant to which Holding Company or any Holding Company Subsidiary is or could be required to register shares of Holding Company’s capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”) or to issue, deliver, transfer or sell any shares of capital stock, equity rights or other securities of Holding Company or any Holding Company Subsidiary. Section 3.3(d)(iii) of Holding Company’s Disclosure Letter includes a true, correct, and complete list of senior and subordinated debt securities of Holding Company or any Holding Company Subsidiary that are issued and outstanding as of the date of this Agreement, including, with respect to each such security, the aggregate principal amount outstanding as of June 30, 2024, maturity date, call date (if not currently callable), current interest rate and date of the next adjustment of interest rate (if any). Holding Company or Bank Subsidiary has administered all such debt securities in accordance with the terms thereof. Holding Company has made available to Towne true and correct copies of the forms of note or other evidence of indebtedness related to such debt securities.

(e)SEC Filings; Financial Statements; Accounting Controls.

(i)Holding Company has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, the “SEC Reports”), with the SEC since December 31, 2020 under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to Towne copies of such SEC Reports. Holding Company’s SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii)Each of the financial statements contained in or incorporated by reference into any SEC Reports (including any securities documents filed after the date of this Agreement), including the related notes, where applicable (the “Financial Statements”) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, and fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of Holding Company and the Holding Company Subsidiaries, as at the respective dates and the consolidated results of Holding Company’s operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)Holding Company and each of Holding Company Subsidiaries have devised and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to it or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (C) access to its and Holding Company Subsidiaries’ properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)Holding Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. Holding Company has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of Holding Company’s Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures, if any, were made in writing by management to its auditors and the audit committee of its Board of Directors and a copy has previously been made available to Towne. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standards 2, as of the date hereof.

(v)Each of Holding Company’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to its SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Holding Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding Company.

(vi)Since January 1, 2022, (A) neither Holding Company nor any of the Holding Company Subsidiaries nor, to Holding Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Holding Company or any Holding Company Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Holding Company or any Holding Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Holding Company or any of the Holding Company Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no employee of or attorney representing Holding Company or any of the Holding Company Subsidiaries, whether or not employed by it or any of the Holding Company Subsidiaries, has reported evidence of a material violation of securities or banking laws, breach of fiduciary duty or similar violation by it or any Holding Company Subsidiaries or any of their respective officers, directors, employees or agents to its Board of Directors or any committee thereof or the Board of Directors or similar governing body of any Holding Company Subsidiaries or any committee thereof, or to its Knowledge, to any director or officer of it or any Holding Company Subsidiaries.

(vii)As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to Holding Company’s SEC Reports.

(f)Bank Reports. Holding Company and each of the Holding Company Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2020 with the Board of Governors of the Federal Reserve System, the FDIC, the Bureau of Financial Institutions of the VA SCC and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Holding Company and any of the Holding Company Subsidiaries (collectively, the “Holding Company Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States or any state or the rules or regulations of any Holding Company Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding Holding Company or any of the Holding Company Subsidiaries filed with or otherwise submitted to any Holding Company Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Holding Company Regulatory Agency in the ordinary course of Holding Company’s and each of the Holding Company Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Holding Company Regulatory Agency into the business or operations of Holding Company or any of the Holding Company Subsidiaries. There is no unresolved violation, criticism or exception by any Holding Company Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of Holding Company or any of the Holding Company Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Holding Company Regulatory Agency with respect to the business, operations, policies or procedures of Holding Company or any of the Holding Company Subsidiaries since December 31, 2020, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding Company.

(g)Absence of Certain Changes or Events. Since December 31, 2023, except as disclosed in its SEC Reports, Bank Reports or Financial Statements dated or filed prior to the date of this Agreement or as set forth in Section 3.3(g) of Holding Company’s Disclosure Letter, (i) Holding Company and the Holding Company Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holding Company.

(h)Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its SEC Reports, Bank Reports or Financial Statements dated or filed prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2023 in the ordinary course of business consistent with past practice, (iii) liabilities that arise out of executory obligations under contracts, (iv) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (v) liabilities incurred in connection with the transactions contemplated by this Agreement and (vi) as disclosed in Section 3.3(h) of Holding Company’s Disclosure Letter, neither Holding Company nor any Holding Company Subsidiary has, and since December 31, 2023 neither has incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Financial Statements or Bank Reports of it or any Holding Company Subsidiaries).

(i)Material Contracts; Defaults.

(i)Set forth in Section 3.3(i)(i) of Holding Company’s Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its latest annual report on Form 10-K filed prior to the date of this Agreement) is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that Holding Company or any Holding Company Subsidiary is a party to, bound by or subject to, as of the date hereof (each, a “Holding Company Contract” and collectively, “Holding Company Contracts”): (A) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, (B) with respect to the employment of any of its directors, officers, employees or consultants, (C) which would entitle any present or former director, officer, employee or agent of Holding Company or a Holding Company Subsidiary to indemnification from Holding Company or a Holding Company Subsidiary, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $100,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness by Holding Company or Bank Subsidiary (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Holding Company or a Holding Company Subsidiary, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $150,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by Holding Company or a Holding Company Subsidiary of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by Holding Company or a Holding Company Subsidiary, (J) which materially restricts the conduct of any business by Holding Company or a Holding Company Subsidiary or limits the freedom of Holding Company or a Holding Company Subsidiary to engage in any line of business in any geographic area (or to Holding Company’s Knowledge would so restrict Towne or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Holding Company or a Holding Company Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (K) which is with respect to, or otherwise commits Holding Company or a Holding Company Subsidiary to do, any of the foregoing. Holding Company has previously made available to Towne true, complete and correct copies of each such Holding Company Contract, including any and all amendments and modifications thereto.

(ii)With respect to each Holding Company Contract: (A) the contract is in full force and effect, (B) neither Holding Company nor any Holding Company Subsidiary is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (C) neither Holding Company nor any of the Holding Company Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2023 to the date hereof, (D) no other party to any such contract is, to Holding Company’s Knowledge, in default in any material respect, and (E) no other party to any such contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any such contract as a result of the Pandemic.

(iii)Holding Company and each Holding Company Subsidiary is not, and to the Knowledge of Holding Company and Bank Subsidiary, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Holding Company or a Holding Company Subsidiary is currently outstanding.

(j)Legal Proceedings; Compliance with Laws.

(i)There are no actions, lawsuits, arbitrations or administrative or judicial proceedings (“Proceedings”) (or, to the Knowledge of Holding Company, any basis therefor) instituted or pending or, to its Knowledge, threatened against Holding Company or any of the Holding Company Subsidiaries or against any of Holding Company’s or any of the Holding Company Subsidiaries’ properties, assets, interests or rights, or to the Knowledge of Holding Company, against any of Holding Company’s or the Holding Company Subsidiaries’ officers, directors or employees in their capacities as such. Neither Holding Company nor any of the Holding Company Subsidiaries is a party to or subject to any cease-and-desist or other agreement, order, memorandum of understanding, enforcement action, supervisory or commitment letter or similar undertaking by or with any Governmental Authority that, in each of any such cases, restricts Holding Company’s operations or the operations of any of the Holding Company Subsidiaries or that relates to Holding Company’s capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, and neither Holding Company nor any of the Holding Company Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing, ordering, or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Except for examinations of Holding Company and any of the Holding Company Subsidiaries conducted by a Governmental Authority in the ordinary course of business, no Governmental Authority has ordered Holding Company or any of the Holding Company Subsidiaries to pay any civil penalty or initiated or has pending any Proceedings or, to the Knowledge of Holding Company or any of the Holding Company Subsidiaries, investigation into the business or operations of Holding Company or any of the Holding Company Subsidiaries since December 31, 2019. There is no claim, action, suit, Proceeding or notice of violation (whether civil, criminal or administrative) pending or, to the Knowledge of Holding Company or any of the Holding Company Subsidiaries, threatened against any officer or director of Holding Company, or any of the Holding Company Subsidiaries, in connection with the performance of his or her duties as an officer or director of Holding Company or any of the Holding Company Subsidiaries. Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with, and have not been in material default or violation under, all laws, statutes, ordinances, requirements, regulations, rules or orders of any Governmental Authority applicable to Holding Company and each of the Holding Company Subsidiaries, including (to the extent applicable to Holding Company or any of the Holding Company Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Economic Growth, Regulatory Relief and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the

SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Truth-in-Lending Act and Regulation Z, the Home Mortgage Disclosure Act, and any other laws relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Holding Company nor any of the Holding Company Subsidiaries have been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition or approval of any Governmental Authority which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding Company or each of the Holding Company Subsidiaries. Holding Company and each of the Holding Company Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holding Company, and to the Knowledge of Holding Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(ii)Neither Holding Company nor any of Holding Company Subsidiaries has Knowledge of, or has Holding Company or any of the Holding Company Subsidiaries been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Holding Company or any of the Holding Company Subsidiaries: (A) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, the Anti-Money Laundering Act of 2020, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (B) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations.

(k)Tax Matters.

(i)Holding Company and each of the Holding Company Subsidiaries have timely filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by Holding Company or any of the Holding Company Subsidiaries have been fully and timely paid. No Tax Return filed by Holding Company or any of the Holding Company Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid Tax deficiency has been asserted against Holding Company or any of the Holding Company Subsidiaries by any Governmental Authority, and to the Knowledge of Holding Company and the Holding Company Subsidiaries, no Tax Return filed by Holding Company or any of the Holding Company Subsidiaries is under examination by any Governmental Authority.

(ii)Holding Company and each of the Holding Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with all Tax information reporting and backup withholding provisions of applicable law.

(iii)There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Holding Company or any of the Holding Company Subsidiaries. Neither Holding Company nor any of the Holding Company Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Holding Company and the Holding Company Subsidiaries) (B) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Holding Company was the common parent) or (C) has any liability for the Taxes of any person (other than Holding Company and the Holding Company Subsidiaries) arising from the application of Section 1.1502-6 of the final regulations promulgated under the Code by the United States Department of the Treasury (the “Treasury Regulations”), or any similar provision of state, local or non-U.S. law, as a transferee or successor, by contract or otherwise. Neither Holding Company nor any of the Holding Company Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(iv)Neither Holding Company nor any of the Holding Company Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 1.6011-4(b) of the Treasury Regulations. Holding Company and each of the Holding Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Holding Company is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)Neither Holding Company nor any of the Holding Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date.

(vi)Neither Holding Company nor any of the Holding Company Subsidiaries has any unrecognized deferred intercompany gain or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law).

(vii)For the purposes of this Agreement, “Tax” or “Taxes” mean any and all taxes, charges, fees, levies or other assessments in the nature of a tax imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, escheat, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(viii)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(l)Property.

(i)Except as set forth in Section 3.3(l)(i) of Holding Company’s Disclosure Letter or reserved against as disclosed in its SEC Reports, Financial Statements or Bank Reports, Holding Company and each of the Holding Company Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, other than Permitted Liens, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Financial Statements or Bank Reports as of December 31, 2023 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to Holding Company’s or any of the Holding Company Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments, and to Holding Company’s Knowledge, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all buildings, structures, and appurtenances owned, leased, licensed, subleased or occupied by Holding Company and each of the Holding Company Subsidiaries (the “Real Property”) are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein. With regard to the Real Property, there are no eminent domain or similar proceedings pending or, to the Knowledge of Holding Company or Holding Company Subsidiaries, threatened affecting all or any material portion of such Real Property, and further, there is no writ, injunction, decree, order or judgement outstanding, nor any action, claim suit or proceeding pending or, to the Knowledge of Holding Company or Holding Company Subsidiaries, threatened, relating to the ownership, lease, use, occupancy or operation of such Real Property.

(ii)Section 3.3(l)(ii) of Holding Company’s Disclosure Letter identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by Holding Company and each of the Holding Company Subsidiaries or in which Holding Company or any of the Holding Company Subsidiaries has any ownership or leasehold interest. Holding Company has made available to Towne true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which Holding Company or any of the Holding Company Subsidiaries is a party.

For purposes of this Section 3.3(l), “Permitted Liens” shall mean: (a) liens arising by operation of law for taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (b) liens arising by operation of law, including liens arising by virtue of the rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law, that do not, individually or in the aggregate, materially impair the value of the assets to which they relate and that are for current obligations; (c) imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Holding Company or the Holding Company Subsidiaries as currently conducted; and (d) in each case as set forth in Section 3.3(l)(i) of Holding Company’s Disclosure Letter security interests granted in connection with either (i) the lease of equipment in the ordinary course of business, or (ii) an existing mortgage agreement encumbering Real Property.

(m)Employee Benefit Plans.

(i)Section 3.3(m)(i) of Holding Company’s Disclosure Letter sets forth a complete and accurate list of all employee benefit plans and programs of Holding Company and the Holding Company Subsidiaries, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and other similar plans, programs or arrangements; (B) all health, life, severance, insurance, disability and other employee welfare or fringe benefit plans, programs, contracts or similar arrangements; (C) all employment agreements, change in control agreements, severance agreements or similar agreements; (D) all vacation, paid time off and other similar plans or policies; (E) all bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, excess benefit, change in control and other employee and director benefit plans, programs or arrangements; and (F) all other employment or compensation arrangements, in each case of (A) through (F) for the benefit of or relating to its current and former employees, directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which (1) Holding Company, (2) any Holding Company Subsidiary or (3) any of their subsidiaries or former subsidiaries or any trade or business of Holding Company or any of its subsidiaries, whether or not incorporated, all of which together with it are or were deemed a “single employer” within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 414 of the Code (“ERISA Affiliates”), sponsors, has (or had, during the last six (6) years) an obligation to contribute or has (or had, during the last six (6) years) any liability (individually, a “Holding Company Benefit Plan” and collectively, the “Holding Company Benefit Plans”). Neither Holding Company nor any Holding Company Subsidiary or ERISA Affiliate is subject to or obligated under any oral or unwritten Holding Company Benefit Plan.

(ii)Holding Company has, with respect to each Holding Company Benefit Plan, previously delivered or made available to Towne true and complete copies of: (A) all current Holding Company Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Holding Company Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three (3) plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder; (G) if the Holding Company Benefit Plan is intended to qualify under Sections 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service (the “IRS”); (H) copies of the most recent nondiscrimination tests for all Holding Company Benefit Plans, as applicable; and (I) copies of all material correspondence with any governmental agency within the last six (6) years, including but not limited to any investigation materials, any “Top Hat” filings, and any filings under amnesty, voluntary compliance, or similar programs.

(iii)Except as set forth in Section 3.3(m)(iii) of Holding Company’s Disclosure Letter, neither it nor any Holding Company Subsidiary, nor any of its or their ERISA Affiliates have at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Section 412 of the Code; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” (as defined in Section 3(40) of ERISA).

(iv)Except as set forth in Section 3.3(m)(iv) of Holding Company’s Disclosure Letter, all of the Holding Company Benefit Plans are in compliance in all material respects with applicable laws and regulations, and all Holding Company Benefit Plans have been maintained, operated and administered in accordance with its terms and any related documents or agreements, and in compliance in all material respects with applicable laws and regulations.

(v)Each Holding Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, as reflected in a current favorable determination letter (based on IRS permitted determination request procedures), or opinion letter, as applicable. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any Tax-qualified plan.

(vi)All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all Holding Company Benefit Plans have been made or properly accrued. All contributions to any Holding Company Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.

(vii)To Holding Company’s and each Holding Company Subsidiary’s Knowledge, neither Holding Company nor any Holding Company Subsidiary has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Holding Company Benefit Plan. To Holding Company’s and each Holding Company Subsidiary’s Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Holding Company Benefit Plan has any liability (including threatened, anticipated or contingent) for breach of fiduciary duty under ERISA.

(viii)There are no actions, suits or claims (other than routine claims for benefits) pending, threatened or, to the Knowledge of Holding Company and each Holding Company Subsidiary, anticipated with respect to any of the Holding Company Benefit Plans or any fiduciary thereof in its capacity with respect to the Holding Company Benefit Plan. To the Knowledge of Holding Company and any Holding Company Subsidiary, none of the Holding Company Benefit Plans is the subject of a pending or threatened investigation or audit by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.

(ix)Except as set forth in Section 3.3(m)(ix) of Holding Company’s Disclosure Letter (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no Holding Company Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event), and (C) no Holding Company Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any Holding Company Benefit Plan or result in any acceleration of the time of payment, vesting, exercisability or delivery of, or increase the amount of any such payment, right or benefits as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event). Except as set forth in Section 3.3(m)(ix) of Holding Company’s Disclosure Letter, no Holding Company Benefit Plan maintained by it or any Holding Company Subsidiary provides for the gross-up, indemnification or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(x)Except as set forth in Section 3.3(m)(x) of Holding Company’s Disclosure Letter, each Holding Company Benefit Plan that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA and all reporting required under Sections 6055 and 6056 of the Code has been completed. Holding Company and the Holding Company Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Holding Company has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi)Except as set forth in Section 3.3(m)(xi) of Holding Company’s Disclosure Letter, Holding Company and the Holding Company Subsidiaries have made all bonus and commission payments to which they were required to make prior to the date hereof to any employee under any Holding Company Benefit Plan for calendar years 2022 and 2023.

(xii)All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of Holding Company or any Holding Company Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(xiii)Except as set forth in Section 3.3(m)(xiii) of Holding Company’s Disclosure Letter, each Holding Company Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS, and (B) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code, such that no amounts paid pursuant to any such Holding Company Benefit Plan is or could be subject to a Tax under Section 409A of the Code. Each Holding Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and, except as otherwise set forth in Section 3.3(m)(xiii) of Holding Company’s Disclosure Letter, it has filed a “Top Hat” registration letter with the Department of Labor for each such plan.

(xiv)Section 3.3(m)(xiv) of Holding Company’s Disclosure Letter accurately reflects the timing and the maximum amounts for the payments that would be payable under the applicable Change in Control Agreements for the respective individuals set forth therein in the event the respective individuals were to have a separation from service immediately following a change in control occurring on the assumed date and under the circumstances specified in such Section of Holding Company’s Disclosure Letter. Upon a separation from service following a change in control occurring on a date other than the date assumed in such Section of Holding Company’s Disclosure Letter, the timing and maximum amounts of the payments under such Change in Control Agreements are determined in a manner consistent with such Section of Holding Company’s Disclosure Letter.

(n)Labor and Employment Matters.

(i)Holding Company has provided Towne a true and complete list, in each case for 2023 and for 2024 through September 19, 2024, of (A) all employees of Holding Company and the Holding Company Subsidiaries, including for each such employee: name, unique employee identification number, hire date, work location, current annual salary and any incentive compensation and (B) all independent contractors or consultants used by Holding Company or the Holding Company Subsidiaries, including for each such person: name, contact information, description of the services performed, consulting fee and consulting term.

(ii)Neither Holding Company nor any of the Holding Company Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Holding Company or any of the Holding Company Subsidiaries the subject of a pending or, to the Knowledge of Holding Company, threatened action, lawsuit, arbitration or administrative or judicial proceeding asserting that Holding Company or any such Holding Company Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Holding Company or any such Holding Company Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Holding Company or any of the Holding Company Subsidiaries pending or, to the Knowledge of Holding Company, threatened, nor is Holding Company, to the Knowledge of Holding Company, subject to any activity involving Holding Company’s or any of the Holding Company Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(iii)Holding Company and the Holding Company Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification, collective bargaining and the Pandemic, and, except as otherwise set forth in Section 3.3(n)(iii) of Holding Company’s Disclosure Letter, there are no Proceedings pending or, to Holding Company’s Knowledge, threatened against Holding Company or the Holding Company Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with Holding Company or the Holding Company Subsidiaries. To the Knowledge of Holding Company, there are no unfair labor practice complaints pending against Holding Company or any of the Holding Company Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. Holding Company and the Holding Company Subsidiaries have properly classified individuals providing services to it or them as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment taxes in accordance with such classification.

(iv)Except as set forth in Section 3.3(n)(iv) of Holding Company’s Disclosure Letter, employment of each employee and the engagement of each independent contractor by Holding Company or any of the Holding Company Subsidiaries is terminable at will by Holding Company or the Holding Company Subsidiaries without (A) any penalty, liability or severance obligation and (B) prior consent by any Governmental Authority. Each of Holding Company and the Holding Company Subsidiaries has paid, or has properly accrued no later than the Closing Date, all accrued salaries, wages, bonuses, commissions, overtime and incentives due to be paid or properly accrued on or before the Closing Date.

(v)To the Knowledge of Holding Company and to the extent it is permitted by law to ascertain, all of its employees are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Holding Company has completed a Form I-9 (Employment Eligibility Verification) for each employee for which one is required by applicable law and each such Form I-9 has since been updated as required by applicable law and is correct and complete in all material respects as of the date hereof.

(o)Insurance. Set forth in Section 3.3(o) of Holding Company’s Disclosure Letter is a list of all insurance policies or bonds currently maintained by Holding Company or each Holding Company Subsidiary. Holding Company and the Holding Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Holding Company reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of Holding Company and Holding Company Subsidiaries, Holding Company or the relevant Holding Company Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2023, neither Holding Company nor any of the Holding Company Subsidiaries has received any notice of cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2023, has been refused any insurance coverage sought or applied for, and Holding Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Holding Company or the Holding Company Subsidiaries.

(p)Loan Portfolio; Allowance for Credit Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(p) of Holding Company’s Disclosure Letter:

(i)All evidences of indebtedness reflected as assets in its SEC Reports, Financial Statements or Bank Reports as of December 31, 2023 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such Loan which if successful could have a Material Adverse Effect on Holding Company; and (D) in all material respects made in accordance with its standard loan policies except for workout credits and approved policy exceptions.

(ii)(A) There is no material modification or amendment, oral or written, of a Loan (including any material modification or amendment of a Loan made consistent with guidance issued by a Governmental Authority or Holding Company Regulatory Agency in connection with the Pandemic) that is not reflected on the records of Holding Company or the Holding Company Subsidiaries, (B) all currently outstanding Loans are owned by Holding Company or Bank Subsidiary free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of $100,000 or more have been asserted in writing against Holding Company or any of the Holding Company Subsidiaries for which there is a reasonable possibility of an adverse determination in any Proceeding, and to the Knowledge of Holding Company there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any Proceeding, and (D) no Loans owned by Holding Company or the Holding Company Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.

(iii)The allowance for credit losses (the “Credit Loss Allowance”) shown on its Financial Statements or Bank Reports as of June 30, 2024 was, and the Credit Loss Allowance to be shown on its Financial Statements or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses, net of recoveries relating to Loans previously charged off, in respect of Loans outstanding.

(iv)Any reserve for losses with respect to other real estate owned (“OREO”) and any reserve for repossession with respect to mortgage Loans to be shown on its Financial Statements or Bank Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO or mortgage Loan portfolio, as the case may be, of Holding Company and Bank Subsidiary as of the dates thereof.

(v)The Credit Loss Allowance has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

(vi)Section 3.3(p)(vi) of Holding Company’s Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2020 by

Holding Company or any Holding Company Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by Holding Company or any Holding Company Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked Holding Company or any Holding Company Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from Holding Company or any Holding Company Subsidiaries, or have notified Holding Company or any Holding Company Subsidiaries of an intent to request indemnification, in connection with such Loans.

(vii)Except as disclosed in Section 3.3(p)(vii) of Holding Company’s Disclosure Letter, as of June 30, 2024, neither Holding Company nor any of the Holding Company Subsidiaries was a party to any Loan (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; or (C) in violation of any law, regulation or rule applicable to Holding Company or any of the Holding Company Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(viii)As of the date of this Agreement neither Holding Company nor any of the Holding Company Subsidiaries was a party to any Loan with any of Holding Company’s directors or officers or the directors or officers of any of the Holding Company Subsidiaries that was not made in compliance with Regulation O, as amended, of the Board of Governors of the Federal Reserve System.

(ix)Each Loan of Holding Company and any of the Holding Company Subsidiaries outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced (including by a third party servicer or sub-servicer, if applicable), and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, Holding Company’s or Bank Subsidiary’s applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(x)To the extent that Holding Company or any Holding Company Subsidiary has originated any Loan under or otherwise participated in any program created or modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), including but not limited to the Paycheck Protection Program (the “PPP”), it has done such in good faith and in material compliance with all laws, regulations and guidance governing such program, including but not limited to all regulations and guidance issued by the U.S. Department of the Treasury and/or the U.S. Small Business Administration applicable to Loans originated pursuant to or in association with the PPP.

(xi)None of the contracts pursuant to which Holding Company or any of Holding Company Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment Default by the obligor on any such Loan.

(xii)Holding Company and Holding Company Subsidiaries are not now nor have they ever been since December 31, 2019, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any Loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(xiii)As used herein, the term “Loan” means any loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit. The term “Default” means (A) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any contract, law, order, license, franchise or permit, (B) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, law, order, license, franchise or permit or (C) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, Law, order, license, franchise or permit.

(q)Environmental Matters.

(i)Except as set forth in Section 3.3(q) of Holding Company’s Disclosure Letter, Holding Company and each of the Holding Company Subsidiaries are in compliance with all Environmental Laws. Neither Holding Company nor any of the Holding Company Subsidiaries has received any communication alleging that Holding Company or such Holding Company Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)Neither Holding Company nor any of the Holding Company Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) Holding Company or such Holding Company Subsidiary, (B) any person or entity whose liability for any Environmental Claim Holding Company or any Holding Company Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by Holding Company or any Holding Company Subsidiary, or any real or personal property which Holding Company or any Holding Company Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which Holding Company or a Holding Company Subsidiary holds a security interest securing a loan recorded on the books of Holding Company or such Holding Company Subsidiary. Neither Holding Company nor any of the Holding Company Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)With respect to all real and personal property owned or leased by Holding Company or any of the Holding Company Subsidiaries, or all real and personal property which Holding Company or any of the Holding Company Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, Holding Company will promptly provide Towne with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in Holding Company’s Disclosure Letter). Holding Company and all of the Holding Company Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv)To the Knowledge of Holding Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Holding Company or any of the Holding Company Subsidiaries or against any person or entity whose liability for any Environmental Claim Holding Company or any of the Holding Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v)For purposes of this Agreement, the following terms shall have the following meanings:

(A)“Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

(B)“Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C)“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, underground storage tanks and any other materials regulated under Environmental Laws.

(r)Books and Records. The books and records of Holding Company and those of the Holding Company Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s)Intellectual Property. Holding Company and the Holding Company Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Holding Company Technology Systems (as such terms are defined herein) that are used by Holding Company and the Holding Company Subsidiaries in their respective businesses as currently conducted. Holding Company and the Holding Company Subsidiaries, to their Knowledge, have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of Holding Company or any Holding Company Subsidiary threatened, against Holding Company or any of the Holding Company Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. The term “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Holding Company Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by Holding Company and the Holding Company Subsidiaries or by a third party.

(t)Derivative Instruments. Except as set forth in Section 3.3(t) of Holding Company’s Disclosure Letter, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for Holding Company’s own account, or for the account of one or more of the Holding Company Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of Holding Company or one of the Holding Company Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither Holding Company nor any of the Holding Company Subsidiaries, nor, to the Knowledge of Holding Company or any of the Holding Company Subsidiaries, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(t) of Holding Company’s Disclosure Letter.

(u)Deposits. Except as set forth in Section 3.3(u) of Holding Company’s Disclosure Letter, as of December 31, 2023, none of Bank Subsidiary’s deposits are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of Holding Company or any of the Holding Company Subsidiaries.

(v)Investment Securities.

(i)Holding Company and each of the Holding Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Holding Company or the Holding Company Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of Holding Company and each of the Holding Company Subsidiaries in accordance with GAAP.

(ii)Holding Company and each of the Holding Company Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Holding Company and each of the Holding Company Subsidiaries believes are prudent and reasonable in the context of such businesses.

(w)Takeover Laws and Provisions. Each of Holding Company and the Holding Company Subsidiaries has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover laws, including without limitation Article 14 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Article 14.1 of the VSCA.

(x)Transactions With Affiliates. All “covered transactions” between Holding Company and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions. As of the date hereof, except as set forth in Section 3.3(x) of Holding Company’s Disclosure Letter, there are no outstanding amounts payable to or receivable from, or advances by Holding Company or any of the Holding Company Subsidiaries to, and neither Holding Company nor any of the Holding Company Subsidiaries is otherwise a creditor or debtor to (i) any director, executive officer, five percent (5%) or greater shareholder of Holding Company or any of the Holding Company Subsidiaries or, to the Knowledge of Holding Company, to any of their respective affiliates or associates, other than as part of the normal and customary terms of such person’s employment or service as a director of Holding Company or any of the Holding Company Subsidiaries and other than deposits held by Bank Subsidiary in the ordinary course of business, or (ii) any other affiliate of Holding Company or any of the Holding Company Subsidiaries. As of the date hereof, except as set forth in Section 3.3(x) of Holding Company’s Disclosure Letter, neither Holding Company nor any of the Holding Company Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other affiliates, other than such person’s employment or service as a director with Holding Company or any of the Holding Company Subsidiaries and excluding any deposit relationship.

(y)Community Reinvestment Act. Bank Subsidiary had a rating of “satisfactory” or better as of its most recent CRA examination, and neither Holding Company nor any of the Holding Company Subsidiaries has been advised of, or has reason to believe that, any facts or circumstances exist that would reasonably be expected to cause Bank Subsidiary to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Holding Company Regulatory Agency of lower than “satisfactory.”

(z)Fiduciary Accounts. Each of Holding Company and the Holding Company Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents of such account and applicable laws and regulations. Neither Holding Company nor any of the Holding Company Subsidiaries, nor, to the Knowledge of Holding Company or any of the Holding Company Subsidiaries, any director, officer or employee of Holding Company or any of the Holding Company Subsidiaries, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(aa)Information Systems and Security.

(i)Holding Company, each of the Holding Company Subsidiaries, and, to the Knowledge of Holding Company, each third party vendor to Holding Company or a Holding Company Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems (“Computer Systems”) maintained by or on behalf of Holding Company or the Holding Company Subsidiaries, and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(aa)(i) of Holding Company’s Disclosure Letter, to the Knowledge of Holding Company, neither Holding Company nor any of the Holding Company Subsidiaries has suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.

(ii)To the Knowledge of Holding Company, all of Holding Company’s and the Holding Company Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither Holding Company nor any of the Holding Company Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. Holding Company and the Holding Company Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(bb)Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Holding Company Common Stock is necessary to approve this Agreement and the Merger and the Holding Company Articles Amendment on behalf of Holding Company. The affirmative vote of the holders of a majority of the outstanding shares of Holding Company Common Stock is necessary to approve the Second Step Merger on behalf of Holding Company. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Bank Subsidiary is necessary to approve the Bank Merger on behalf of Bank Subsidiary. No other vote of the shareholders of Holding Company or Bank Subsidiary is required by the VSCA, Holding Company’s Organizational Documents, Bank Subsidiary’s Organizational Documents or otherwise to approve this Agreement, the Merger, the Second Step Merger or the Bank Merger, respectively.

(cc)Financial Advisors. None of Holding Company, any of the Holding Company Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Holding Company has retained Janney Montgomery Scott as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(cc) of Holding Company’s Disclosure Letter and under which such firm will be entitled to certain fees in connection with this Agreement).

(dd)Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Holding Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Janney Montgomery Scott to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of Holding Company. Such opinion has not been amended or rescinded as of the date of this Agreement.

(ee)No Further Representations. Except for the representations and warranties specifically set forth in this Section 3.3, neither Holding Company nor any of the Holding Company Subsidiaries makes or shall be deemed to make any representation or warranty to Towne or any of the Towne Subsidiaries, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and each of Holding Company and the Holding Company Subsidiaries hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person.

3.4Representations and Warranties of Towne.

Subject to and giving effect to Sections 3.1 and 3.2, Towne hereby represents and warrants to Holding Company and Bank Subsidiary as follows:

(a)Organization, Standing and Power. Towne is a Virginia state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Towne has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own, lease and operate its assets, properties and business. Towne’s deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.

(b)Subsidiaries. Each subsidiary of Towne is identified, collectively, in Exhibit 21 to Towne’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the FDIC, or in Section 3.4(b) of Towne’s Disclosure Letter (each individually a “Towne Subsidiary” and collectively the “Towne Subsidiaries”). Each Towne Subsidiary (i) is a duly organized corporation, limited liability company or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate or other applicable power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Towne on a consolidated basis. The outstanding shares of capital stock or equity interests of each Towne Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Towne free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c)Authority; No Breach of the Agreement.

(i)Towne has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Towne, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Towne. This Agreement is a valid and legally binding obligation of Towne, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii)Neither the execution and delivery of this Agreement by Towne, nor the consummation by Towne of the transactions contemplated hereby, nor compliance by Towne with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Towne; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Towne or any Towne Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) material license, agreement or other instrument or obligation, to which Towne or any Towne Subsidiary is a party or by which Towne or any Towne Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Towne or any Towne Subsidiary.

(iii)Except for (A) the necessary Regulatory Approvals, (B) the filing of Articles of Merger with the VA SCC to effect the Merger, (C) the filing of Articles of Amendment with the VA SCC to effect the Holding Company Articles Amendment, (D) the filing of Articles of Merger with the VA SCC to effect the Second Step Merger, and (E) the filing of the Articles of Merger with the VA SCC to effect the Bank Merger, no consents or approvals of or notices to or filings with any Governmental Authority are necessary in connection with the execution and delivery of this Agreement and the consummation by Towne Merger Sub of the Merger and Towne of the Second Step Merger and Bank Merger and the other transactions contemplated by this Agreement. As of the date hereof, Towne is not aware of any facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals or any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Transaction.

(d)Securities Filings; Financial Statements.

(i)Towne has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “Securities Documents”) with the FDIC since December 31, 2020 under the Securities Act and the Exchange Act and, to the extent such Securities Documents are not available through the web site maintained by the FDIC, has made copies of such Securities Documents available to Holding Company and Bank Subsidiary. Towne’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

(ii)Each of the financial statements of Towne contained in or incorporated by reference into the Securities Documents filed by it with the FDIC since December 31, 2020 under the Securities Act and the Exchange Act (including any Securities Documents filed after the date of this Agreement) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Towne and the Towne Subsidiaries as at the respective dates and the consolidated results of Towne’s operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(e)Bank Reports. Towne and each of the Towne Subsidiaries have filed all Bank Reports that they were required to file since December 31, 2020 with the Bureau of Financial Institutions of the VA SCC and the FDIC (the “Towne Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Towne Regulatory Agency. Any such Bank Report regarding Towne and each of the Towne Subsidiaries filed with or otherwise submitted to any Towne Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Towne Regulatory Agency in the ordinary course of Towne’s and each of the Towne Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Towne Regulatory Agency into the business or operations of Towne or any of the Towne Subsidiaries and no enforcement action, to its Knowledge, threatened by any Towne Regulatory Agency.

(f)Absence of Certain Changes or Events. Since December 31, 2023, except as disclosed in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (i) Towne and the Towne Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Towne.

(g)Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2023 in the ordinary course of business consistent with past practice, (iii) liabilities that arise out of executory obligations under contracts, (iv) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (v) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Towne nor any Towne Subsidiary has, and since December 31, 2023 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its Securities Documents or Bank Reports).

(h)Legal Proceedings; Compliance with Laws.

(i)Neither Towne nor any Towne Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Towne, threatened Proceedings against Towne or any Towne Subsidiaries or any of their current or former directors or executive officers of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(ii)Neither Towne nor any of the Towne Subsidiaries is a party to or subject to any cease-and-desist or other agreement, order, memorandum of understanding, enforcement action, supervisory or commitment letter or similar undertaking by or with any Governmental Authority that, in each of any such cases, restricts Towne’s operations or the operations of any of the Towne Subsidiaries or that relates to Towne’s capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, and neither Towne nor any of the Towne Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing, ordering, or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Neither Towne nor any of the Towne Subsidiaries have been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition or approval of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Towne or each of the Towne Subsidiaries. Towne and each of the Towne Subsidiaries hold, and have at all times since December 31, 2020 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Towne, and to the Knowledge of Towne, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(iii)Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Towne, Towne and each of the Towne Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Authority applicable to Towne or any of the Towne Subsidiaries.

(iv)Towne maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (A) loss or misuse of Personal Data, (B) unauthorized or unlawful operations performed upon Personal Data, or (C) other act or omission that compromises the security or confidentiality of Personal Data.

(v)As of the date hereof, Towne maintains regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Towne nor any of the Towne Subsidiaries has received any notice from a Governmental Authority that its status as “well capitalized” will change within one (1) year from the date of this Agreement.

(i)Insurance. Towne and the Towne Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Towne reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2023, neither Towne nor any of the Towne Subsidiaries has received any notice of cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2024, has been refused any insurance coverage sought or applied for, and Towne has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Towne or the Towne Subsidiaries.

(j)Community Reinvestment Act. Towne had a rating of “satisfactory” or better as of its most recent CRA examination, and neither Towne nor any of the Towne Subsidiaries has been advised of, or has reason to believe that, any facts or circumstances exist that would reasonably be expected to cause Towne to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by either the Bureau of Financial Institutions of the VA SCC or the FDIC of lower than “satisfactory.”

(k)Required Vote. No vote of the shareholders of Towne is required by the VSCA, Towne’s Articles of Incorporation, Towne’s Bylaws or otherwise to approve this Agreement and the Merger.

(l)Financial Advisors. None of Towne, any of the Towne Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Towne has retained Piper Sandler & Co. as its financial advisor (pursuant to an engagement letter under which Piper Sandler & Co. will be entitled to certain fees).

(m)Sufficient Funds. Towne has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

(n)Representations and Warranties with Respect to Towne Merger Sub. Towne Merger Sub, a wholly-owned subsidiary of Towne, is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Towne Merger Sub was formed by Towne for the sole purpose of consummating the Merger and has all requisite power and authority to carry on its business as now being conducted. As of the date of this Agreement, Towne Merger Sub has no material assets, properties, liabilities or business operations. Towne Merger Sub has the power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Towne Merger Sub, and the consummation of the transactions contemplated hereunder, have been duly and validly authorized by all necessary action on the part of Towne Merger Sub and its sole shareholder. This Agreement is a valid and legally binding obligation of Towne Merger Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(o)No Further Representations. Except for the representations and warranties specifically set forth in this Section 3.4, neither Towne nor any of the Towne Subsidiaries makes or shall be deemed to make any representation or warranty to Holding Company or any of the Holding Company Subsidiaries, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and each of Towne and the Towne Subsidiaries hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1Conduct of Business of Holding Company and Bank Subsidiary Pending the Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, or as set forth in Holding Company’s Disclosure Letter, without the prior written consent of Towne (not to be unreasonably withheld or delayed), Holding Company agrees that it will not, and will cause each of the Holding Company Subsidiaries not to:

(a)Conduct its business and the business of the Holding Company Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its commercially reasonable efforts to maintain and preserve intact their (i) business organizations, material assets and employees and (ii) relationships with material customers, suppliers, employees and business associates.

(b)Take any action that would prevent or materially adversely affect or delay the ability of Towne, Holding Company or Bank Subsidiary (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)Amend, repeal or modify its Organizational Documents.

(d)Other than pursuant to Rights outstanding as of the date hereof as disclosed in Section 3.3(d) of Holding Company’s Disclosure Letter, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar or other stock-based rights.

(e)Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of Holding Company or a Holding Company Subsidiary, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except as set forth in Section 4.1(e) of Holding Company’s Disclosure Letter.

(f)Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.1(f) of Holding Company’s Disclosure Letter, (iii) to conduct welfare benefit annual renewal in the ordinary course of business, or (iv) to comply with the requirements of this Agreement), any pension, retirement, stock option, restricted stock, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g)Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee of Holding Company or any of the Holding Company Subsidiaries, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by law.

(h)Hire any person as an employee of Holding Company or a Holding Company Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.1(h) of Holding Company’s Disclosure Letter and (ii) persons whose employment is terminable at the will of Holding Company and who are not contractually entitled to severance or similar benefits or payments that would become payable as a result of the Transaction or the consummation thereof (other than severance or similar benefits provided pursuant to Section 5.10(c) of this Agreement).

(i)Incur any material obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its material assets, dispose of any of its material assets in any other manner, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Holding Company Subsidiary) except in the ordinary course of its business and substantially on arm’s length terms, except as otherwise specifically permitted in this Agreement.

(j)Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, provided, however, that (i) Holding Company may declare and pay its regular quarterly cash dividends in an amount not to exceed $0.18 per issued and outstanding share of Holding Company Common Stock per quarter and (ii) Bank Subsidiary may declare and pay dividends and distributions to Holding Company in the ordinary course of business consistent with past practice.

(k)Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $50,000 individually or $150,000 in the aggregate.

(l)Implement, or adopt, any change in its Tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(m)Notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the

Transaction set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(n)Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, deposits, business or properties except for (i) OREO properties sold in the ordinary course of business consistent with past practice, (ii) investment securities in the ordinary course of business consistent with past practice, and (iii) other transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $50,000 individually or $100,000 in the aggregate.

(o)Acquire all or any portion of the assets, business, securities (excluding investment securities in the ordinary course of business consistent with past practice), deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary course of business consistent with past practice; and (ii) such other acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $50,000 individually or $100,000 in the aggregate.

(p)Except as otherwise permitted under this Section 4.1, (i) enter into, extend or materially amend or modify any material agreement, lease or license relating to real property, personal property, data security or cybersecurity, data processing, electronic banking mobile banking or bankcard functions; and (ii) enter into, amend, modify, cancel, fail to renew, terminate or waive any material provision of, any Holding Company Contract or any agreement, contract, lease, license, arrangement, commitment or understanding (not covered by (i) and whether written or oral) that would constitute a Holding Company Contract if entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice or for the non-renewal or termination of a Holding Company Contract upon expiration of its term.

(q)Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which Holding Company or a Holding Company Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by Holding Company and the Holding Company Subsidiaries collectively of an amount that exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Holding Company or any Holding Company Subsidiary.

(r)Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to materially follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or change the manner in which its investment securities or loan portfolio is classified or reported, except as required by applicable law, regulation or policies imposed by any Governmental Authority; fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk”

under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(s)Materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or purchase any investment security rated below investment grade, in all cases except as provided in its currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice.

(t)Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Towne prior to the date hereof).

(u)(i) Make, renew, restructure or otherwise modify any Loan other than Loans that are made in the ordinary course of business consistent with past practice (excluding participations) or Loans that were previously acquired in the ordinary course of business consistent with past practice, in each case originated in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies and that have (x) in the case of unsecured Loans, a principal balance not in excess of $500,000, (y) in the case of secured Loans, a principal balance not in excess of $3,500,000 and (z) total exposure to the borrower and its affiliates not in excess of $7,000,000; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) purchase or otherwise acquire any Loans from unaffiliated third parties, except for transactions that do not exceed $5,000,000 individually or $10,000,000 in the aggregate and acquisitions in satisfaction of debts previously contracted in good faith. In the event that Towne’s prior written consent is required pursuant to clause (i) above, Towne shall use its commercially reasonable efforts to provide such consent within two (2) business days of any request by Holding Company.

(v)Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to (i) borrowings from the Federal Home Loan Bank of Atlanta or existing federal funds accommodation lines of credit with correspondent banks in the ordinary course of business consistent with past practice; and (ii) the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(w)Enter into or settle any Derivative Contract other than contracts used to hedge mortgage rate risk in the ordinary course of business as currently conducted.

(x)Make any investment or commitment to invest in real estate or in any real estate development project (other than as a Loan or by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(y)Make, change or revoke any material Tax election, change an annual Tax accounting period, settle or compromise any material Tax liability of Holding Company, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Holding Company, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(z)Foreclose on or take a deed or title to any real estate, other than single-family residential properties, without first conducting an ASTM International E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous 40 Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(aa)Merge or consolidate itself or any of the Holding Company Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of the Holding Company Subsidiaries.

(bb)Take any other action that would make any representation or warranty in Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

(cc)Agree to take any of the actions prohibited by this Section 4.1.

4.2Conduct of Business of Towne Pending the Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation (including the Pandemic Measures), without the prior written consent of Holding Company, Towne agrees that it will not, and will cause each of the Towne Subsidiaries not to:

(a)Conduct its business and the business of the Towne Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its commercially reasonable efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

(b)Take any action that would prevent or materially adversely affect or delay the ability of Towne or Holding Company (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)Notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Transaction set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(d)Take any other action that would make any representation or warranty in Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

(e)Agree to take any of the actions prohibited by this Section 4.2.

4.3Transition.

To facilitate the integration of the operations of Towne and Holding Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Transaction, each of Towne and Holding Company shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4No Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give Towne directly or indirectly, the right to control or direct the operations of Holding Company or Bank Subsidiary or to exercise, directly or indirectly, a controlling influence over the management or policies of Holding Company or Bank Subsidiary, and nothing contained in this Agreement (including, without limitation, Section 4.2 and Section 4.3) shall give Holding Company or Bank Subsidiary, directly or indirectly, the right to control or direct the operations of Towne or to exercise, directly or indirectly, a controlling influence over the management or policies of Towne. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and shall cooperate fully with the other parties hereto to that end.

5.2Access to Information; Confidentiality.

(a)Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, Holding Company and Bank Subsidiary shall permit Towne to make or cause to be made such investigation of Holding Company’s and Bank Subsidiary’s operational, financial and legal condition as Towne reasonably requests; provided, that such investigation shall be reasonably related to the Transaction, and shall not interfere unreasonably with normal operations. No investigation, in and of itself, by Towne shall affect the representations and warranties of Holding Company or Bank Subsidiary. Holding Company shall provide to Towne all written agendas and meeting or written consent materials provided to the directors of Holding Company and Bank Subsidiary in connection with board and committee meetings, subject to applicable laws relating to the exchange of information. Notwithstanding the above provisions in this Section 5.2(a), Towne and its representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal (as such terms are defined herein) or any matters relating thereto. Neither Holding Company nor any of the Holding Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Holding Company or any of the Holding Company Subsidiaries.

(b)Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c)Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, promptly destroy in a manner that renders the information impracticable to read or reconstruct and certify the destruction of all confidential information received from the other party.

5.3Holding Company Shareholder Approvals.

Unless this Agreement has been terminated in accordance with its terms, Holding Company shall call a meeting of its shareholders for the purpose of obtaining the Holding Company Shareholder Approvals and shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Holding Company Shareholders Meeting”). In connection with that meeting, but subject to a Change of Recommendation pursuant to Section 5.5(e), the Board of Directors of Holding Company (i) shall support and recommend approval of this Agreement and the Plan of Merger, the Holding Company Articles Amendment and any other matters required to be approved by Holding Company’s shareholders for consummation of the Merger (the “Holding Company Recommendation”), and (ii) shall use its reasonable best efforts to obtain the Holding Company Shareholder Approvals.

5.4Proxy Statement.

(a)Each party will cooperate with the other party, and their representatives, in the preparation of the Proxy Statement, to be filed by Holding Company with the SEC in connection with the solicitation of proxies from the shareholders of Holding Company for the Holding Company Shareholders Meeting. Each party agrees to cooperate with the other party, its legal, financial and accounting advisors, in the preparation of the Proxy Statement. Each party shall prepare and furnish to other parties such information relating to it and its directors, officers and shareholders and such party’s business and operations as may be reasonably required to comply with SEC rules and regulations or SEC staff comments in connection with the Proxy Statement, which information may be based on such party’s knowledge of and access to the information required for said document and advice of counsel with respect to SEC disclosure obligations. Each party shall provide the other parties and its legal, financial and accounting advisors the opportunity to review and provide comments: (i) upon such Proxy Statement a reasonable time prior to its filing in preliminary and definitive forms and (ii) on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments relating to the Proxy Statement a reasonable time prior to filing or submission to the SEC. Each party shall consider in good faith all comments from the other parties and their respective legal, financial and accounting advisors to the Proxy Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about a party or its officers, directors, business, arrangements, operations or stock or the Transaction that has not been approved by the other parties, which approval shall not be unreasonably withheld, delayed or conditioned. Each party agrees to cooperate with the other parties and each other party’s counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Proxy Statement. Each party agrees to use its commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC for use in definitive form as promptly as reasonably practicable after the preliminary filing thereof and to cause a definitive Proxy Statement to be mailed to the Holding Company shareholders as promptly as reasonably practicable thereafter.

(b)Each party agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and the time of the Holding Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

(c)Holding Company agrees to advise Towne, promptly after Holding Company receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC for use in definitive form or when any supplement or amendment has been filed, of the initiation or, to the extent Holding Company is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information or of any other correspondence from the SEC in connection with the Proxy Statement that relates to Towne or the Transaction. Holding Company agrees to promptly provide to Towne copies of correspondence between Holding Company (or any of its representatives and advisors on Holding Company’s behalf), on the one hand, and the SEC, on the other hand, as it relates to the Proxy Statement or the Transaction.

5.5No Other Acquisition Proposals.

(a)Holding Company agrees that it will not, and will cause the Holding Company Subsidiaries and Holding Company’s and the Holding Company Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by Holding Company or any of the Holding Company Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, endorse, or encourage or knowingly facilitate inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal. Notwithstanding the foregoing, Holding Company, the Holding Company Subsidiaries and their respective officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by Holding Company or any of the Holding Company Subsidiaries) may contact any person or persons to clarify the terms and conditions of an unsolicited Acquisition Proposal and to inform such person of the terms of this Section 5.5.

(b)Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit Holding Company, prior to the receipt of the Holding Company Shareholder Approvals and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to Holding Company (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the Holding Company Board of Directors concludes in good faith, after consultation with and having considered the advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to shareholders under applicable law, (ii) before taking such actions, Holding Company receives from such person or entity an executed confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information by such party than the Confidentiality Agreement dated July 15, 2024 between Towne and Janney Montgomery Scott as an agent of Holding Company, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Holding Company, provided that any nonpublic information furnished or to be furnished to such person or entity shall have previously been provided to Towne or will simultaneously be provided to Towne, and (iii) the Holding Company Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. Holding Company shall promptly (within twenty-four (24) hours) notify Towne orally and in writing of Holding Company’s receipt of any such Acquisition Proposal, or any other proposal or inquiry that could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep Towne apprised of any material related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c)For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Holding Company or Bank Subsidiary: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of Holding Company or ten percent (10%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of Holding Company; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of Holding Company.

(d)For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of Holding Company concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including the financing thereof, the likelihood of approval thereof by the shareholders of Holding Company, based on consultation with shareholders of Holding Company who have executed an Affiliate Agreement (as defined herein), and any conditions thereto and taking into account the terms and conditions of this Agreement) (i) is more favorable to the shareholders of Holding Company from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed in a timely manner; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(c), except the reference to “ten percent (10%) or more” in such definition shall be deemed to be a reference to “fifty percent (50%) or more” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Holding Company or Bank Subsidiary.

(e)Notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Holding Company Shareholder Approvals, the Board of Directors of Holding Company may (i) withhold, withdraw, modify or amend the Holding Company Recommendation or (ii) authorize, adopt, approve, recommend or otherwise declare advisable a Superior Proposal if the Holding Company first takes the actions set forth in Section 7.1(i)(A) through (D) (any action in clause (i) or (ii), a “Change of Recommendation”), in each case if the Board of Directors of Holding Company determines in good faith (after consultation with and having considered the advice of its outside legal counsel) that failure to do so would be more likely than not to result in a violation of its fiduciary obligations under applicable law, and may also terminate this Agreement if permitted by Section 7.1.

(f)Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit Holding Company to terminate this Agreement or affect any other obligation of Holding Company under this Agreement.

(g)Holding Company agrees that any violation of the restrictions set forth in this Section 5.5 by any authorized representative of Holding Company shall be deemed a breach of this Section 5.5 by Holding Company.

5.6Applications and Consents.

(a)The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as practicable all documentation, to effect all filings and to obtain all Regulatory Approvals and any other third party approvals, and will make all necessary filings in respect of the Regulatory Approvals, as promptly as practicable.

(b)Each party hereto will furnish to the other parties copies of proposed applications in draft form and provide a reasonable opportunity for comment prior to the filing of any such application with any Governmental Authority. Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7Public Announcements.

Prior to the Effective Time, Towne and Holding Company will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure).

5.8Affiliate Agreements.

Holding Company has identified to Towne all persons who are, as of the date hereof, directors or executive officers or, to its Knowledge, five percent (5%) or greater shareholders of Holding Company. Holding Company shall have delivered to Towne on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8 hereto from each such Holding Company director and executive officer and from the shareholders set forth in Section 5.8 of Holding Company’s Disclosure Letter (the “Affiliate Agreements”).

5.9Director Noncompetition Agreements.Holding Company and Bank Subsidiary shall have delivered to Towne on or prior to the Effective Time an executed copy of a written noncompetition agreement in the form of Exhibit 5.9 hereto from each director of Holding Company and Bank Subsidiary who, effective at the Effective Time, will be appointed to the advisory Richmond or Chesterfield regional boards of directors of Towne (the “Noncompetition Agreements”).

5.10Employee Benefit Plans.

(a)After the Effective Time, Towne at its election shall either: (i) provide generally to officers and employees of Holding Company and the Holding Company Subsidiaries, who at or after the Effective Time become employees of Towne or the Towne Subsidiaries (“Holding Company Continuing Employees”), employee benefits under the Towne Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of Towne and the Towne Subsidiaries; or (ii) maintain for the benefit of the Holding Company Continuing Employees, the Holding Company Benefit Plans maintained by Holding Company immediately prior to the Effective Time; provided that Towne may reasonably request that Holding Company take action to amend any Holding Company Benefit Plan prior to the Effective Time to comply with any law or, so long as the benefits provided under those Holding Company Benefit Plans following such amendment are no less favorable to the Holding Company Continuing Employees than benefits provided by Towne to its officers and employees under any comparable Towne Benefit Plans, as necessary and appropriate for other business reasons. For the purposes of this Agreement, a “Towne Benefit Plan” means an employee benefit plan and program of Towne and the Towne Subsidiaries, including without limitation: (A) all retirement, savings pension, stock bonus, profit sharing and other similar plans, programs or arrangements; (B) all health, life, severance, insurance, disability and other employee welfare or fringe benefit plans, programs, contracts or similar arrangements; (C) all employment agreements, change in control agreements, severance agreements or similar agreements; and (D) all bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, excess benefit, change in control and other employee and director benefit plans, programs or arrangements, and all other employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees, directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its subsidiaries or former subsidiaries or any trade or business of it or any of such subsidiaries, whether or not incorporated, all of which together with it are or were deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA sponsors, has (or had, during the last six (6) years) an obligation to contribute or has (or had, during the last six (6) years) any liability (collectively, the “Towne Benefit Plans”).

(b)For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits and, with respect to paid time off, as set forth in Section 5.10(b) of Holding Company’s Disclosure Letter) under the Towne Benefit Plans, service with or credited by Holding Company or any of the Holding Company Subsidiaries shall be treated as service with Towne. To the extent permitted under applicable law, for any plan year during which Holding Company Continuing Employees transition to the welfare Towne Benefit Plans, Towne shall use its best efforts to cause welfare Towne Benefit Plans maintained by Towne that cover the Holding Company Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the

Holding Company Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Holding Company Continuing Employees under welfare Holding Company Benefit Plans to be credited to such Holding Company Continuing Employees under welfare Towne Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such Holding Company Continuing Employees under welfare Towne Benefit Plans for such plan year (if any).

(c)Each employee of Holding Company or any Holding Company Subsidiary at the Effective Time whose employment is involuntarily terminated other than for “cause” (as defined in Section 5.10(c) of Holding Company’s Disclosure Letter) by Towne or who resigns for “good reason” (as defined in Section 5.10(c) of Holding Company’s Disclosure Letter) on or after the Effective Time but on or before the date that is nine (9) months from the Effective Time, excluding any employee who has a contract providing for severance pay, shall be entitled to receive severance in accordance with Section 5.10(c) of Holding Company’s Disclosure Letter.

(d)With respect to Holding Company’s 401(k) plan, Holding Company shall cause such plan to be terminated effective immediately prior to the Effective Time, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each Holding Company Continuing Employee who was a participant in the Holding Company 401(k) plan and who continues at the Effective Time in the employment of Towne or any Towne Subsidiary shall be eligible to participate in Towne’s 401(k) plan on or as soon as administratively practicable after the Effective Time, and account balances under the terminated Holding Company 401(k) plan will be eligible for distribution or rollover, including direct rollover, to Towne’s 401(k) plan for Holding Company Continuing Employees, subject to the terms of Towne’s 401(k) plan. Towne shall use commercially reasonable efforts to allow any such rollover to include any outstanding loan notes under the Holding Company 401(k) plan. Any other former employee of Holding Company or the Holding Company Subsidiaries who is employed by Towne or the Towne Subsidiaries after the Effective Time shall be eligible to be a participant in the Towne 401(k) plan upon complying with eligibility requirements. All rights to participate in Towne’s 401(k) plan are subject to Towne’s right to amend or terminate the Towne 401(k) plan. For purposes of administering Towne’s 401(k) plan, service with Holding Company and the Holding Company Subsidiaries shall be deemed to be service with Towne for participation and vesting purposes, but not for purposes of benefit accrual.

(e)Nothing in this Section 5.10 shall be interpreted as preventing Towne, from and after the Effective Time, from amending, modifying or terminating any Towne Benefit Plans or Holding Company Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law. The provisions of this Agreement, including this Section 5.10, are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA.

5.11Indemnification; Insurance.

(a)Following the Effective Time, Towne shall indemnify, defend and hold harmless any person who has rights to indemnification from Holding Company, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and Holding Company’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, Towne shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between Towne and the indemnified party.

(b)Towne shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Holding Company from insurance carriers with comparable credit ratings, covering, without limitation, the Merger, the Second Step Merger and the Bank Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by Holding Company for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, Towne would be required to expend more than three hundred percent (300%) of the amount of the last annual premium paid by Holding Company, Towne will obtain the maximum amount of that insurance obtainable by payment of such amount.

(c)The provisions of this Section 5.11 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.12Employment and Other Arrangements.

(a)Towne will, as of and after the Effective Time, assume and honor all employment, severance, change in control, supplemental executive retirement and deferred compensation agreements or arrangements that Holding Company and the Holding Company Subsidiaries have with their current and former officers and directors and which are set forth in Section 5.12(a) of Holding Company’s Disclosure Letter, except to the extent (i) any such agreements or arrangements shall be superseded on or after the Effective Time or (ii) any such agreements or arrangements shall have been amended, terminated or superseded without Towne’s consent after the date hereof but prior to the Effective Time.

(b)As of the date hereof, Towne has entered into employment arrangements with the individuals named in Section 5.12(b) of Towne’s Disclosure Letter as described in such section.

(c)Holding Company shall be authorized to make retention bonus awards from a retention bonus pool of up to an amount set forth in Section 5.12(c) of Holding Company’s Disclosure Letter. The retention bonus pool shall be dedicated to certain of Holding Company’s employees for purposes of retaining such employees prior to and after the Effective Time, with the participating employees and specific terms of such retention bonuses to be determined by mutual agreement of Towne and Holding Company.

5.13Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.14Change of Method.

Towne and Holding Company shall be empowered, upon their mutual agreement and at any time prior to the Effective Time (and whether before or after the Holding Company Shareholders Meeting), to change the method or structure of effecting the combination of Towne and Holding Company (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Merger Consideration to be received by Holding Company shareholders in exchange for each share of Holding Company Common Stock, or (ii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.15Certain Policies.

Prior to the Effective Time, each of Holding Company and Bank Subsidiary shall, consistent with GAAP and applicable banking laws and regulations, modify or change its respective Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Towne; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.1(b).

5.16Assumption of Debt Obligations and Trust Preferred Capital Securities.

At the Second Step Merger Effective Time, Towne shall assume the due and punctual payment of the principal of and any premium and interest on the Holding Company Notes in accordance with their terms, and the due and punctual performance of all covenants and conditions thereof on the part of Holding Company to be performed or observed. As used herein, the term “Holding Company Notes” shall mean the Holding Company 6.50% Fixed-to-Floating Rate Subordinated Notes due March 31, 2028. Holding Company agrees to cooperate as reasonably requested by Towne in connection with such assumption. Prior to the Effective Time, Towne, Towne Merger Sub and Holding Company shall take all actions necessary for Holding Company and Towne to enter into supplemental indentures with the trustees of the Holding Company’s trust preferred capital securities to evidence the succession of Towne as the obligor on those securities as of the Second Step Merger Effective Time. The form of the supplemental indentures shall be reasonably acceptable to Towne and Holding Company. Towne agrees to assume, Holding Company’s obligations under the indentures as well as under the other agreements related to the trust preferred capital securities.

5.17Litigation and Claims.

Each party shall promptly notify the other parties in writing of any Proceedings pending or, to the Knowledge of either such party, threatened against the Towne, Holding Company or any of the Towne Subsidiaries or Holding Company Subsidiaries, respectively, in each case that (i) questions or would reasonably be expected to question the validity of this Agreement, the Merger, the Second Step Merger, or the Bank Merger or the other transactions contemplated hereby or any actions taken or to be taken by Towne, Holding Company or their respective Subsidiaries with respect to this Agreement, the Transaction or the other transactions contemplated hereby or (ii) seeks to enjoin, restrain or prohibit the transactions contemplated hereby. Holding Company and/or the Holding Company Subsidiaries shall not settle any such litigation without the prior written consent of Towne (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 6

Conditions to the Merger

6.1General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a)Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the Holding Company Shareholder Approvals.

(b)Regulatory Approvals. Towne, Towne Merger Sub, Holding Company and Bank Subsidiary shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Towne, Towne Merger Sub, Towne Subsidiaries, Holding Company or Holding Company Subsidiaries (and Holding Company and Holding Company Subsidiaries shall not be permitted without the prior written consent of Towne) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities and Regulatory Approvals that would reasonably be expected to have a Material Adverse Effect on Towne, Towne Merger Sub, Town Subsidiaries, Holding Company or Holding Company Subsidiaries, taken as a whole, after giving effect to the Transaction) (a “Materially Burdensome Regulatory Condition”).

(c)Proxy Statement. The Proxy Statement shall have been cleared by the SEC for use in definitive form, and it shall not be subject to any stop order or any threatened stop order

(or an order, demand, request or other action with similar effect) of the SEC or any regulatory agency.

(d)Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

6.2Conditions to Obligations of Towne and Towne Merger Sub.

The obligations of Towne and Towne Merger Sub to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Towne or Towne Merger Sub pursuant to the provisions of this Section 6.2 and Section 8.3.

(a)Representations and Warranties. The representations and warranties of Holding Company and Bank Subsidiary set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and Towne shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(b)Performance of Obligations. Holding Company and each of the Holding Company Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and Towne shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(c)Agreements with Certain Key Employees of Holding Company and Bank Subsidiary. The agreements with certain key employees of Holding Company and Bank Subsidiary concerning their employment with Towne and related matters after the Effective Time as set forth in Section 6.2(c) of Towne’s Disclosure Letter have been memorialized in binding, written agreements entered into by the key employees and none of the key employees has taken any action on or before the Effective Time to materially breach or to cancel or terminate any such agreements, or to terminate his or her employment with Holding Company or Bank Subsidiary.

6.3Conditions to Obligations of Holding Company and Bank Subsidiary.

The obligations of Holding Company and Bank Subsidiary to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Holding Company and Bank Subsidiary pursuant to Section 8.3.

(a)Representations and Warranties. The representations and warranties of Towne set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date, as though made on and as of the Closing Date and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Towne by the Chief Executive Officer and Chief Financial Officer of Towne to such effect.

(b)Performance of Obligations. Towne and each of the Towne Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Towne by the Chief Executive Officer and Chief Financial Officer of Towne to such effect.

(c)Dissenting Shares. No more than ten percent (10%) of the issued and outstanding shares of Holding Company Common Stock shall be Dissenting Shares.

ARTICLE 7

Termination

7.1Termination.

This Agreement may be terminated and the Transaction abandoned at any time before the Effective Time, whether before or after receipt of the Holding Company Shareholder Approvals, as provided below:

(a)Mutual Consent. By the mutual consent in writing of Towne, Towne Merger Sub, Holding Company and Bank Subsidiary;

(b)Closing Delay. By Towne and Towne Merger Sub or Holding Company and Bank Subsidiary, evidenced by written notice, if the Merger has not been consummated by the one (1) year anniversary of the date of this Agreement, or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Transaction to occur on or before such date;

(c)Breach of Representation or Warranty.

(i)By Towne and Towne Merger Sub (provided that Towne is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Holding Company or Bank Subsidiary contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Towne and Towne Merger Sub the ability to refuse to consummate the Transaction under Section 6.2(a); or

(ii)By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Towne contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Towne of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Holding Company and Bank Subsidiary the ability to refuse to consummate the Transaction under Section 6.3(a);

(d)Breach of Covenant or Agreement.

(i)By Towne and Towne Merger Sub (provided that Towne is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Holding Company or Bank Subsidiary of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach;

(ii)By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Towne of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Towne of such breach;

(e)Conditions to Performance Not Met. By either Towne on the one hand or Holding Company and Bank Subsidiary on the other hand (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Transaction set forth in Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f)Holding Company Solicitation and Recommendation Matters; Holding Company Shareholders Meeting Failure. At any time prior to the Holding Company Shareholders Meeting, by Towne and Towne Merger Sub if (i) Holding Company shall have materially breached Section 5.5, (ii) the Holding Company Board of Directors shall have failed to make the Holding Company Recommendation, (iii) the Holding Company Board of Directors shall have effected a Change of Recommendation or (iv) Holding Company shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the Holding Company Shareholders Meeting in accordance with (and subject to the exceptions set forth in) Section 5.3;

(g)No Holding Company Shareholder Approvals. By Towne and Towne Merger Sub or Holding Company and Bank Subsidiary, if the Holding Company Shareholder Approvals shall not have been attained by reason of the failure to obtain the required vote at the Holding Company Shareholders Meeting or any adjournment thereof;

(h)Termination Event. By Towne and Towne Merger Sub upon the occurrence of any of the following events after the date hereof:

(i)(A) Holding Company or Bank Subsidiary, without having received Towne’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with Holding Company or Bank Subsidiary, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of Holding Company or Bank Subsidiary; or (B) Holding Company or Bank Subsidiary, without having received Towne’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from Holding Company securities representing fifteen percent (15%) or more of the voting power of Holding Company; or

(ii)a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of Holding Company Common Stock is commenced (other than by Towne or a Towne Subsidiary), and the Holding Company Board recommends that the shareholders of Holding Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(i)Other Agreement. At any time prior to the receipt of the Holding Company Shareholder Approvals, by Holding Company and Bank Subsidiary in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by Holding Company and the Holding Company Board of Directors in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by Holding Company and Bank Subsidiary pursuant to this Section 7.1(i) only after taking the following actions: (A) Holding Company shall notify Towne in writing, at least five (5) business days in advance, that it intends to accept a Superior Proposal; (B) upon Towne’s request, Holding Company shall discuss with Towne the facts and circumstances giving rise to such decision and negotiate in good faith with Towne to facilitate Towne’s evaluation of whether to improve the terms and conditions of this Agreement as would permit the Board of Directors of Holding Company not to accept the Superior Proposal; (C) if Towne shall have delivered to Holding Company a written offer capable of being accepted by Holding Company to alter the terms of this Agreement during such five (5) business day notice period, the Board of Directors of Holding Company shall have determined in good faith (after consultation with its outside legal counsel and financial advisor), after considering the terms of such offer by Towne, that such Superior Proposal would continue to constitute a Superior Proposal; and (D) in the event of any material change to the material terms of such Superior Proposal, Holding Company shall, in each case, provide Towne with an additional notice and, unless Holding Company provides such additional notice to Towne within three (3) business days of providing Towne with the original notice contemplated by clause (A), the notice period shall recommence, except that the notice period shall be three (3) business days rather than the five (5) business day notice period otherwise contemplated by clause (A).

7.2Effect of Termination.

In the event of termination of this Agreement as provided in Section 7.1, none of Towne, Holding Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(b) (Confidentiality), Section 5.7 (Public Announcements), this Article 7 (Termination) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement dated July 15, 2024 between Towne and Janney Montgomery Scott as an agent of Holding Company, the Affiliate Agreements and the Noncompetition Agreements, which shall survive in accordance with their terms) shall survive the Effective Time, except for Section 5.11 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

7.4Fees and Expenses.

(a)Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of all filing and other fees paid to the Governmental Authorities and regulatory agencies in connection with the Transaction shall be borne equally by Towne and Holding Company.

(b)In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by Towne while structuring the Merger, Holding Company shall pay Towne the sum of $4,800,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)if this Agreement is terminated by Towne and Towne Merger Sub pursuant to Section 7.1(f) or Section 7.1(h), or by Holding Company and Bank Subsidiary pursuant to Section 7.1(i), payment shall be made to Towne concurrently with the termination of this Agreement; or

(ii)if this Agreement is terminated (A) by Towne and Towne Merger Sub pursuant to Section 7.1(c)(i), Section 7.1(d)(i) or Section 7.1(e) (and the Holding Company Shareholder Approvals have not been obtained), (B) by either Towne and Towne Merger Sub or Holding Company and Bank Subsidiary pursuant to Section 7.1(b) (and the Holding Company Shareholder Approvals have not been obtained), or (C) by either Towne or Holding Company and Bank Subsidiary pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the shareholders, senior management or the Board of Directors of Holding Company (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Holding Company contemplated by this Agreement at the Holding Company Shareholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination Holding Company enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Holding Company shall pay to Towne the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) is consummated otherwise than pursuant to an agreement with Holding Company within twelve (12) months after the termination of this Agreement, then Holding Company shall pay to Towne the Termination Fee on the date when such transaction is consummated.

(c)The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by Holding Company or Bank Subsidiary. The amount(s) payable by Holding Company pursuant to paragraph (b) of Section 7.4 shall be the sole and exclusive remedy of Towne in the event such amount(s) are payable as specified in such paragraph. If Holding Company fails to pay or cause payment to Towne the amount(s) due under paragraph (b) above at the time specified therein, Holding Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Towne in connection with any action in which Towne prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(d)Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4. For the avoidance of doubt, in no event shall Holding Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

ARTICLE 8

General Provisions

8.1Entire Agreement.

This Agreement, including the Disclosure Letters and the exhibits hereto, contains the entire agreement among Towne, Towne Merger Sub, Holding Company and Bank Subsidiary with respect to the Transaction and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2Binding Effect; No Third Party Rights.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall bind Towne, Towne Merger Sub, Holding Company and Bank Subsidiary and their respective successors and assigns. Other than Sections 5.10, 5.11 and 5.12, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.3Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the Holding Company Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Governmental Authorities.

8.4Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally, by confirmed telecopier or by email transmission

(with confirmation), in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Towne, to each of:

G. Robert Aston, Jr.
Executive Chairman
TowneBank
6001 Harbour View Boulevard
Suffolk, Virginia 23425

John M. Oakey III, Esq.
EVP and Deputy Chief Legal Officer
TowneBank
800 East Canal Street, Suite 700
Richmond, Virginia 23219
Email:jay.oakey@townebank.net

with a copy to (which shall not constitute notice to Towne):

Gregory F. Parisi, Esq.
Seth A. Winter, Esq.
Troutman Pepper Hamilton Sanders LLP
401 9th Street, N.W.
Washington, D.C. 20004
Email:gregory.parisi@troutman.com
seth.winter@troutman.com

If to Holding Company or Bank Subsidiary:

James E. Hendricks, Jr.
President and Chief Executive Officer
Village Bank and Trust Financial Corp.
13319 Midlothian Turnpike
Midlothian, Virginia 23113
Email: jhendricks@villagebank.com

with a copy to (which shall not constitute notice to Holding Company or Bank Subsidiary):

Benjamin A. McCall, Esq. Scott H. Richter, Esq. Williams Mullen 200 South 10th Street, Suite 1600 Richmond, Virginia 23219
Email: bmccall@williamsmullen.com
srichter@williamsmullen.com

8.6Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7Confidential Supervisory Information.

No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a Governmental Authority by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

8.8Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.9Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

8.10Interpretation; Global Terms.

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific governmental agencies or entities includes any successor statute or regulation, or agency or entity, as the case may be. Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “include” or “including” in this Agreement is by way of example rather than by limitation. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable.

8.11Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

TOWNEBANK

By:	/s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
Executive Chairman

CARDINAL SUB, INC.

By:	/s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
President and Chief Executive Officer

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:	/s/ James E. Hendricks, Jr.
James E. Hendricks, Jr.
President and Chief Executive Officer

VILLAGE BANK

By:	/s/ James E. Hendricks, Jr.
James E. Hendricks, Jr.
President and Chief Executive Officer

EXHIBIT 1.1
To the Agreement and
Plan of Reorganization

PLAN OF MERGER

BETWEEN

CARDINAL SUB, INC.

AND

VILLAGE BANK AND TRUST FINANCIAL CORP.

Pursuant to this Plan of Merger (“Plan of Merger”), Cardinal Sub, Inc., a Virginia corporation and wholly owned subsidiary of TowneBank (“Towne Merger Sub”) shall merge with and into Village Bank and Trust Financial Corp., a Virginia corporation (“Holding Company”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 23, 2024, by and among TowneBank, a Virginia banking corporation (“Towne”), Towne Merger Sub, Holding Company and Village Bank, a Virginia banking corporation and wholly owned subsidiary of Holding Company (“Bank Subsidiary” and such Agreement and Plan of Reorganization, the “Agreement”), at the Effective Time (as defined herein), Towne Merger Sub shall be merged with and into Holding Company (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of Towne Merger Sub thereupon shall cease, and Holding Company shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.1 of the Agreement (the “Effective Time”).

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1Conversion of Shares; Exchange of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Towne, Towne Merger Sub, Holding Company or Bank Subsidiary or their respective shareholders:

(a)Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”) that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)Except as described in Section 2.1(f) and Section 2.5, each share of common stock, par value $4.00 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Time shall be converted into and exchanged for the right to receive $80.25, without interest, in cash, (the “Merger Consideration”)

and any dividends with respect to such Holding Company Common Stock with a record date occurring prior to the Effective Time that were declared by the Holding Company in accordance with the terms of the Agreement prior to, and which remain unpaid at, the Effective Time (“Unpaid Cash Dividends”).

(c)All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and shall thereafter have no rights with respect thereto except the right to receive the Merger Consideration and Unpaid Cash Dividends described in Section 2.1(b).

(d)Each share of common stock, no par value per share, of Towne Merger Sub (“Merger Sub Common Stock”) that is issued and outstanding immediately before the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, par value $4.00 per share, of Holding Company.

(e)Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) and the non-certificated shares of Holding Company Common stock (the “Holding Company Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each underlying share of Holding Company Common Stock the Merger Consideration and any Unpaid Cash Dividends (without interest) upon the surrender of such Holding Company Common Certificate or Holding Company Book-Entry Shares in accordance with Section 2.2.

(f)Each share of Holding Company Common Stock held by any party to the Agreement and each share of Towne Common Stock held by Holding Company or any of the Holding Company Subsidiaries (as defined in the Agreement) prior to the Effective Time (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor; provided, that such shares of Towne Common Stock shall resume the status of authorized and unissued shares of Towne Common Stock.

2.2Exchange Procedures.

(a)On or before the Closing Date, Towne shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Towne (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates and the holders of Holding Company Book-Entry Shares, a cash amount in immediately available funds sufficient to pay the aggregate Merger Consideration and Unpaid Cash Dividends payable under Section 2.1 (the “Exchange Fund”), in exchange for the Holding Company Common Certificates and Holding Company Book-Entry Shares.

(b)As promptly as practicable after the Effective Time, Towne shall cause the Exchange Agent to send to each former shareholder of record of Holding Company immediately before the Effective Time transmittal materials for use in exchanging such shareholder’s Holding

Company Common Certificates or Holding Company Book-Entry Shares for the Merger Consideration and Unpaid Cash Dividends, as provided for herein.

(c)Towne shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Time, and any Unpaid Cash Dividends that a Holding Company shareholder is entitled to receive, to be paid to such Holding Company shareholder upon proper surrender to the Exchange Agent of Holding Company Common Certificates and Holding Company Book-Entry Shares representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any Unpaid Cash Dividends.

(d)Any Holding Company shareholder whose Holding Company Common Certificates or Holding Company Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and any Unpaid Cash Dividends to which such shareholder shall be entitled in accordance with Section 2.1(b) (without interest) upon compliance with reasonable conditions imposed by Towne pursuant to applicable law and as required in accordance with Towne’s standard policy (including the requirement that the shareholder furnish customary indemnity).

(e)Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Towne, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Holding Company Common Certificates or Holding Company Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to Towne.

(f)Any portion of the Exchange Fund that remains unclaimed by the shareholders of Holding Company for twelve (12) months after the Effective Time shall be returned to Towne (together with any earnings in respect thereof). Any shareholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Towne, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such shareholder held as of the close of business at the Effective Time as determined pursuant to this Plan of Merger, without any interest thereon.

(g)None of the Exchange Agent, Towne, Towne Merger Sub, the Towne Subsidiaries (as defined in the Agreement), Holding Company, Bank Subsidiary, nor the Holding Company Subsidiaries (as defined in the Agreement) shall be liable to any shareholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3Holding Company Equity-Based Awards.

At the Effective Time, each restricted stock award granted under a Holding Company Stock Plan (as defined in the Agreement) that is unvested or contingent and outstanding immediately prior to the Effective Time, including for this purpose any outstanding, unvested performance-based restricted stock unit awards assuming target performance (a “Holding Company Stock Award”) shall be, if not already vested pursuant to its terms, vested fully and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant this Plan of Merger in respect of each share of Holding Company Common Stock underlying such Holding Company Stock Award, and the shares of Holding Company Common Stock subject to such Holding Company Stock Award will be treated in the same manner as all other shares of Holding Company Common Stock for such purposes.

2.4Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in the Agreement) or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.5Appraisal Rights.

Any holder of shares of Holding Company Common Stock who perfects such holder’s appraisal rights in accordance with Article 15 of the VSCA shall be entitled to receive from Towne, in lieu of the Merger Consideration, the appraised value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to Holding Company or Towne the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Holding Company fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Towne shall direct the Exchange Agent to issue and deliver the consideration to which such holder of shares of Holding Company Common Stock is otherwise entitled under this Article 2 (without interest) upon surrender by such holder of the applicable Holding Company Common Certificates or Holding Company Book-Entry Shares.

ARTICLE 3

Articles of Incorporation and Bylaws of Holding Company

The Articles of Incorporation of Holding Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation of Holding Company at and after the Effective Time until thereafter amended in accordance with applicable law (including as contemplated by Section 1.3 of the Agreement). The Bylaws of Holding Company in effect immediately prior to the Effective Time will be the Bylaws of Holding Company at and after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 4

Conditions Precedent

The obligations of Towne Merger Sub and Holding Company to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5

Amendment

Subject to the terms and conditions of the Agreement, this Plan of Merger may be amended by the sole shareholder of the Towne Merger Sub and the Board of Directors of Holding Company at any time prior to the Effective Time, whether before or after receipt of the Holding Company Shareholder Approvals (as defined in the Agreement); provided, however, that after the Holding Company Shareholder Approvals (as defined in the Agreement) have been obtained, there may not be, without further approval of the holders of Holding Company Common Stock, an amendment to this Plan of Merger that requires further approval of such shareholders under applicable law.

ARTICLE 6

Abandonment

At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the sole shareholder of the Towne Merger Sub and the Board of Directors of Holding Company. Written notice of such abandonment shall be filed with the Virginia State Corporation Commission prior to the Effective Time.

EXHIBIT 1.2
To the Agreement and
Plan of Reorganization

PLAN OF MERGER

BETWEEN

TOWNEBANK

AND

VILLAGE BANK AND TRUST FINANCIAL CORP.

Pursuant to this Plan of Merger (“Plan of Merger”), Village Bank and Trust Financial Corp., a Virginia corporation (“Holding Company”) shall merge with and into TowneBank, a Virginia banking corporation (“Towne”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 23, 2024, by and among Towne, Cardinal Sub, Inc., a Virginia corporation and wholly owned subsidiary of Towne (“Towne Merger Sub”), Holding Company and Village Bank, a Virginia banking corporation and wholly owned subsidiary of Holding Company (“Bank Subsidiary” and the Agreement and Plan of Reorganization, the “Agreement”), at the Effective Time (as defined herein), Holding Company shall be merged with and into Towne (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act and Section 6.2-822.C of the Virginia Code. The separate corporate existence of Holding Company thereupon shall cease, and Towne shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Time”), and shall become effective after (i) the effective time of the merger of Towne Merger Sub with and into Holding Company, with Holding Company surviving such merger, and (ii) the effective time of the Holding Company Articles Amendment (as defined in the Agreement).

ARTICLE 2

Conversion of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of Towne or Holding Company or their respective shareholders:

(a)Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”) that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)Each share of common stock, par value $4.00 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Time shall automatically be cancelled and retired with no consideration to be issued or paid in exchange therefor and shall cease to exist as of the Effective Time.

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(c)Each certificate previously representing shares of Holding Company Common Stock and any non-certificated shares of Holding Company Common Stock shall not evidence any interest in Holding Company or Towne, the stock transfer book of Holding Company shall be closed and no transfer of any shares of Holding Company Common Stock shall be recorded therein.

ARTICLE 3

Articles of Incorporation and Bylaws of Towne

The Articles of Incorporation of Towne as in effect immediately prior to the Effective Time will be the Articles of Incorporation of Towne at and after the Effective Time until thereafter amended in accordance with applicable law. The Bylaws of Towne in effect immediately prior to the Effective Time will be the Bylaws of Towne at and after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 4

Conditions Precedent

The obligations of Towne and Holding Company to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5

Amendment

Subject to applicable law and the terms and conditions of the Agreement, this Plan of Merger may be amended, modified or supplemented only by written agreement of Towne and Holding Company at any time prior to the Effective Time.

ARTICLE 6

Abandonment

At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Board of Directors of Towne and the Board of Directors of Holding Company. Written notice of such abandonment shall be filed with the Virginia State Corporation Commission prior to the Effective Time.

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EXHIBIT 1.3
To the Agreement and
Plan of Reorganization

PLAN OF MERGER

BETWEEN

TOWNEBANK

AND

VILLAGE BANK

Pursuant to this Plan of Merger (“Plan of Merger”), Village Bank, a Virginia banking corporation (“Bank Subsidiary”) shall merge with and into TowneBank, a Virginia banking corporation (“Towne”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 23, 2024, by and among Towne, Cardinal Sub, Inc., a Virginia corporation and wholly owned subsidiary of Towne (“Towne Merger Sub”), Village Bank and Trust Financial Corp., a Virginia corporation (“Holding Company”) and Bank Subsidiary (the “Agreement”), at the Effective Time (as defined herein), Bank Subsidiary shall be merged with and into Towne (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”) and Section 6.2-822.C of the Virginia Code. The separate corporate existence of Bank Subsidiary thereupon shall cease, and Towne shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.4 of the Agreement (the “Effective Time”), and shall become effective after (i) the effective time of the merger of Towne Merger Sub with and into Holding Company, with Holding Company surviving such merger, and (ii) the effective time of the merger of Holding Company with and into Towne, with Towne surviving such merger.

ARTICLE 2

Conversion of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of Towne or Bank Subsidiary or their respective shareholders:

(a)Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”) that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)Each share of Bank Subsidiary capital stock that is issued and outstanding immediately before the Effective Time shall automatically be cancelled and retired with no consideration to be issued or paid in exchange therefor and shall cease to exist as of the Effective Time.

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(c)Each certificate previously representing shares of Bank Subsidiary capital stock and any non-certificated shares of Bank Subsidiary capital stock shall not evidence any interest in Bank Subsidiary or Towne, the stock transfer book of Bank Subsidiary shall be closed and no transfer of any shares of Bank Subsidiary capital stock shall be recorded therein.

ARTICLE 3

Articles of Incorporation and Bylaws of Towne

The Articles of Incorporation of Towne as in effect immediately prior to the Effective Time will be the Articles of Incorporation of Towne at and after the Effective Time until thereafter amended in accordance with applicable law. The Bylaws of Towne in effect immediately prior to the Effective Time will be the Bylaws of Towne at and after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 4

Conditions Precedent

The obligations of Towne and Bank Subsidiary to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5

Amendment

Subject to applicable law and the terms and conditions of the Agreement, this Plan of Merger may be amended, modified or supplemented only by written agreement of Towne and Bank Subsidiary at any time prior to the Effective Time.

ARTICLE 6

Abandonment

At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Board of Directors of Towne and the Board of Directors of Bank Subsidiary. Written notice of such abandonment shall be filed with the Virginia State Corporation Commission prior to the Effective Time.

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EXHIBIT 5.9
To the Agreement and
Plan of Reorganization

FORM OF DIRECTORS NONCOMPETITION AGREEMENT

                      , 2024

TowneBank
6001 Harbour View Boulevard
Suffolk, Virginia 23703

Ladies and Gentlemen:

The undersigned is a director of Village Bank and Trust Financial Corp., a Virginia corporation (“Holding Company”). TowneBank, a Virginia banking corporation (“Towne”), has agreed to acquire Holding Company and Village Bank, Midlothian, Virginia, a wholly-owned subsidiary of Holding Company (“Bank Subsidiary”) (the “Merger”), pursuant to an Agreement and Plan of Reorganization, dated as of September 23, 2024, by and among Towne, Cardinal Sub, Inc., Holding Company and Bank Subsidiary, and a related Plan of Merger, Second Step Plan of Merger and Bank Plan of Merger (collectively, the “Agreement”). The undersigned has been offered the opportunity to become a member of Towne’s advisory Richmond or Chesterfield regional board of directors following the Bank Merger Effective Time (as defined in the Agreement).

As a condition of acceptance of such offer, and subject to the exceptions below, the undersigned hereby agrees that, for a period of two (2) years following the Bank Merger Effective Time (or longer period that the undersigned shall be a member of any Towne advisory board of directors identified in the preceding paragraph), the undersigned will not, directly or indirectly: (i) become a member of the board of directors or an advisory board of, or be an organizer of, or be a 1% or more shareholder of, any entity engaged in or formed for the purpose of engaging in a Competitive Business anywhere in the Market Area (as such terms are defined below); or (ii) in any individual or representative capacity whatsoever, induce any individual to terminate his or her employment with Towne or its Affiliates (as such term is defined below).

As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, insurance brokerage, asset management, residential and commercial mortgage lending, and any other business in which Towne or any of its Affiliates are engaged; the term “Market Area” means (i) the city of Richmond, Virginia, the incorporated town of Ashland, Virginia, and the counties of Chesterfield, Henrico, Hanover, Powhatan, and Goochland, Virginia, and (ii) any other city, town, county or municipality in which Towne has established and is continuing to operate a banking office or a loan production office (excluding, for purposes of this letter agreement, an office providing solely residential mortgage loans, unless such office is in the areas identified in clause (i) above); the term “Affiliate” means a Person that directly or

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indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Towne; and the term “Person” means any person, partnership, corporation, company, group or other entity.

Notwithstanding the foregoing, in no event shall the undersigned be prevented from continuing to engage in, or being or continuing to engage in any activities as an officer, employee, owner, shareholder, partner or member in or of, or a member of the board of directors or a member of an advisory board of, any entity engaged in, a Competitive Business if the undersigned holds such position (or a corresponding position with the predecessor to such entity) or otherwise engages in that Competitive Business on the date hereof.

This letter agreement is the complete agreement between Towne and the undersigned concerning the subject matter hereof and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws provisions.

This letter agreement is executed as of the            th day of           , 2024.

Very truly yours

[Insert Name]

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